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                                                                 EXHIBIT 10.32
                                              Confidential Treatment Requested


                             COLLABORATION AGREEMENT


     THIS COLLABORATION AGREEMENT is made effective as of the 30th day of December, 1994 (the "Effective Date") by and between SCIOS NOVA INC., a Delaware corporation having its principal place of business at 2450 Bayshore Parkway, Mountain View, California 94043 ("Scios Nova") and GENENTECH, INC., a Delaware corporation having its principal place of business at 460 Point San Bruno Boulevard, South San Francisco, California 94080 ("Genentech"), each on behalf of itself and its Affiliates. Scios Nova and Genentech are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to "Scios Nova" and "Genentech" shall include their respective Affiliates.

                                    RECITALS

     1. Scios Nova is currently developing a natriuretic peptide designated as Auriculin-Registered Trademark- anaritide acetate for use in the treatment, prevention and diagnosis of acute renal failure.

     2. Genentech has expertise in the area of development and marketing of bio-pharmaceutical products and is currently researching and developing natriuretic peptide products.

     3. Scios Nova desires to grant to Genentech, and Genentech desires to obtain, rights to co-promote Auriculin in the United States and Canada and to develop and market Auriculin in the rest of the world, all on the terms and conditions set forth herein.

     4. If the development of Auriculin in the United States is successful, the Parties desire to include in the collaboration certain additional natriuretic peptide products of Genentech and Scios Nova for acute renal failure, all on the terms and conditions set forth herein.

     5. Simultaneously with the execution of this Agreement, Genentech will purchase shares of Preferred Stock of Scios Nova for an aggregate purchase price of $20 million and will agree to loan to Scios Nova an additional $30 million, all according to the terms and conditions of a Preferred Stock Purchase Agreement and Note Agreement of even date herewith.

                                   ARTICLE 1.
                                   DEFINITIONS

     The following terms shall have the following meanings as used in this
Agreement:

     1.1  "ADMINISTRATION COSTS" shall have the meaning defined in Exhibit A.

     1.2 "AFFILIATE" means an entity that, directly or indirectly, through one or more intermediaries, is controlled by Scios Nova or Genentech. As used herein, the term "control" will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity.


                                       1.
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     1.3  "ALLOCABLE OVERHEAD" shall have the meaning defined in Exhibit A.

     1.4 "AURICULIN" means that certain natriuretic peptide product more particularly described on Exhibit B attached hereto.

     1.5 "COLLABORATION PRODUCT" means (a) Auriculin-Registered Trademark-, initially, (b) Natrecor-Registered Trademark-, as and to the extent provided in
Section 2.7 below, and (c) as and to the extent provided in Sections 2.2 and 2.4 below, those additional Genentech Products and Scios Nova Products that may hereafter be brought within the collaboration established under this Agreement in accordance with the procedure in such Sections 2.2 and 2.4, all within the Field unless specified to be outside the Field.

     1.6 "COMMERCIALIZATION PLAN" means the comprehensive plan for the commercialization of a Collaboration Product, as more specifically described in
Section 5.2.

     1.7 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.8 "COMBINATION PRODUCT ADJUSTMENT" means the following: in the event a Collaboration or Independent Product is sold in the form of a combination product containing one or more active ingredients in addition to a Collaboration or Independent Product, Royalty-Bearing Sales or Net Sales for such combination product will be adjusted by multiplying actual Royalty-Bearing Sales, or Net Sales as applicable, of such combination product by the fraction A/(A + B) where A is the invoice price of the Collaboration Product, or Independent Product as applicable, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Royalty-Bearing Sales or Net Sales shall be calculated by multiplying actual Royalty-Bearing Sales or Net Sales of such combination product by the fraction A/C where A is the invoice price of the Product if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Product nor the other active component or components of the combination product is sold separately in said country, Royalty-Bearing Sales or Net Sales shall be determined by the Parties in good faith. In any event, however, the Royalty-Bearing Sales or Net Sales of a combination product shall not be reduced by more than 50% from the actual sales of such Product by reason of the adjustment provisions contained herein.

     1.9 "CO-PROMOTE" means to promote jointly Collaboration Products through Genentech, Scios Nova and their respective sales forces under a single trademark in a given country in the Co-Promotion Territory.

     1.10 "CO-PROMOTION TERRITORY" means the United States and Canada.

     1.11 "COST OF GOODS SOLD" in the Co-Promotion Territory shall have the meaning defined in Exhibit A and in the Licensed Territory, shall mean the fully burdened cost of the


                                       2.
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Collaboration Product in bulk form.  The fully burdened cost of the
Collaboration Product will be determined in accordance with generally accepted accounting principles in the United States as applied by the Party performing or contracting for each stage of the bulk manufacturing process and will include direct labor, material, product testing costs and Allocable Overhead.

     1.12 "DEVELOPMENT COSTS" in the Co-Promotion Territory shall have the meaning defined in Exhibit A and in the Licensed Territory, shall mean costs, including Allocable Overhead, required to obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Collaboration Product in the Field in commercial quantities in the Licensed Territory. Development Costs shall include but are not limited to the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Collaboration Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval of a Collaboration Product in the Field by a government organization in a country of the Licensed Territory, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Collaboration Product in the Field in a country of the Licensed Territory. In addition, Development Costs in the Licensed Territory shall include the cost of post-launch clinical studies in support of a Collaboration Product in the Field in the Licensed Territory. Development Costs in the Licensed Territory shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program.

     1.13 "DEVELOPMENT PLAN" means the comprehensive plan for the development of Collaboration Products, designed to generate the preclinical, clinical and regulatory information required for filing Drug Approval Applications in the Co-Promotion Territory, as more specifically described in Section 4.2 below. Development shall refer to all activities related to preclinical testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory affairs for a Collaboration Product in connection with obtaining Regulatory Approvals of such Products.

     1.14 "DISTRIBUTION COSTS" shall have the meaning defined in Exhibit A.

     1.15 "DRUG APPROVAL APPLICATION" means an application for Regulatory Approval required for commercial sale or use of a Product as a drug in the Field in a regulatory jurisdiction.

     1.16 "FIELD" means the treatment, prevention or diagnosis, in humans, of acute renal failure from any cause whatsoever, whether primary or secondary to another medical condition.

     1.17 "GENENTECH KNOW-HOW" means Information which (i) Genentech discloses to Scios Nova under this Agreement and (ii) is within the Control of Genentech. Notwithstanding anything herein to the contrary, Genentech Know-how shall exclude Genentech Patents.


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     1.18 "GENENTECH PATENT" means the rights granted by any governmental authority under a Patent which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition, or product-by-process useful in the Field, which Patent is owned or Controlled by Genentech, including its interest in any Patents owned jointly by the Parties as provided hereunder.

     1.19 "GENENTECH PRODUCT" means any Product researched or developed by or on behalf of Genentech. Genentech will be the Lead Party for all Collaboration Products that were initially Genentech Products.

     1.20 "GROSS SALES" shall have the meaning defined in Exhibit A.

     1.21 "INDEPENDENT PRODUCT" means (i) any Scios Nova Product or Genentech Product as to which the other Party's rights under Section 2.2 or 2.4 have expired or (ii) any Collaboration Product for which a Party has terminated its participation in development pursuant to Section 4.5 hereunder.

     1.22 "INFORMATION" means techniques and data relating to the Field, including, but not limited to, inventions, practices, methods, knowledge, knowhow, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

     1.23 "JOINT COMMERCIALIZATION COMMITTEE" OR "JCC" means that Operating Committee established pursuant to Section 3.3 below.

     1.24 "JOINT DEVELOPMENT COMMITTEE" OR "JDC" means that Operating Committee established pursuant to Section 3.2 below.

     1.25 "JOINT FINANCE COMMITTEE" OR "JFC" means that Operating Committee established pursuant to Section 3.4 below.

     1.26 "LEAD PARTY" means Scios Nova, for Scios Nova Products, and Genentech, for Genentech Products.

     1.27 "LICENSED TERRITORY" means worldwide, excluding the Co-Promotion Territory.

     1.28 "MAJOR EUROPEAN COUNTRY" means [                                 ].

     1.29 "MANAGEMENT COMMITTEE" means that committee established pursuant to
Section 3.1 below.

     1.30 "MARKETING ACTIVITIES" means the advertising, marketing and promotion of Collaboration Products, and related professional education, through any proper means, including, without limitation, (i) advertisements appearing in journals, newspapers, magazines or other


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media, including direct mail and electronic media, (ii) seminars and conventions, (iii) sample packages of Collaboration Products, promotional literature, visual aids, three dimensional promotional items, and other selling materials, (iv) market research, (v) symposia and opinion leader development activities, (vi) pharmacoeconomics, and (vii) reimbursement planning and management (including uninsured patients programs if adopted by the Parties); PROVIDED, HOWEVER, that such term shall exclude direct sales force activity. Any Marketing Activities undertaken prior to Regulatory Activities must be permitted by the applicable laws and regulations of the applicable country.

     1.31 "MARKETING COSTS" shall have the meaning defined in Exhibit A.

     1.32 "NATRECOR" means that certain natriuretic peptide Product more particularly described on Exhibit C attached hereto.

     1.33 "NET SALES" shall have the meaning defined in Exhibit A.

     1.34 "NON-NATRIURETIC PRODUCT" means any form or dosage of a compound for human pharmaceutical use for which there is a Phase III Decision Date by
[               ], for the same indication or indications in the Field as a
Collaboration Product is being developed or commercialized hereunder as of such Phase III Decision Date.

     1.35 "OPERATING COMMITTEE" means a committee established by the Management Committee, including, but not limited to, the Joint Development Committee, Joint Commercialization Committee and Joint Finance Committee.

     1.36 "OPERATING PROFITS OR LOSSES" shall have the meaning defined in Exhibit A.

     1.37 "PATENT" means (i) valid and enforceable letters patent, including any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination or renewal thereof and (ii) pending applications for letters patent.

     1.38 "PATENT COSTS" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date in connection with the establishment and maintenance of rights under Patents covering any Collaboration Product, including costs of patent interference, reexamination, reissue, opposition and revocation proceedings.

     1.39 "PHASE II CLINICAL TRIAL" means such studies in humans of the safety, dose ranging and efficacy of a Product which have generated sufficient data to commence Phase III Clinical Trials.

     1.40 "PHASE III CLINICAL TRIAL" means a controlled study in humans of the efficacy and safety of a Product which is prospectively designed to demonstrate statistically whether the Product is effective for use in a particular indication in a manner sufficient to obtain regulatory


                                       5.
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approval to market that Product and, in the case of Collaboration Products, which the Joint Development Committee designates as a Phase III Clinical Trial.

     1.41 "PHASE III DECISION DATE" means the date [                  ] after
availability to the non-developing Party of a reasonably comprehensive summary of both efficacy and safety data from the completed Phase II Clinical Trials of the Product or Non-Natriuretic Product, as the case may be, in the Field.

     1.42 "PRODUCT" means any form or dosage of a small molecule, peptide or protein compound for human pharmaceutical use that, no later than
[                  ], has been synthesized and shown to produce biological
activity from direct signalling through the guanylate cyclase A receptor. Products include candidate compounds and the results of research by either Party designed to identify Products.

     1.43 "REGULATORY APPROVAL" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of Products in a regulatory jurisdiction.

     1.44 "ROYALTY-BEARING SALES" means the gross amount invoiced (a) by Genentech or its permitted sublicensees for sales to an unrelated Third Party of a Collaboration Product in the Licensed Territory or (b) by either Party or its permitted sublicensees for sales to an unrelated Third Party of an Independent Product in any country in the world, less (i) trade, cash and quantity discounts or rebates (provided that any such adjustments based on overall purchases by the customer of the selling Party may be included in the allowance determination only to the extent of the pro rata amount of such adjustments attributable to the products included in such overall purchase), (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold products or for retroactive price reductions (including rebates similar to Medicare), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds,
(iv) charges for freight and insurance directly related to the distribution of Products (to the extent not paid by the Third Party customer), and (v) credits or allowances given or made for wastage replacement, indigent patient and similar programs, and adjusted by the Combination Product Adjustment, if applicable.

     1.45 "SALES COSTS" shall have the meaning defined in Exhibit A.

     1.46 "SALES REPRESENTATIVE" means an employee of either Party or its Affiliates (i) who is responsible for contacting customers and others who can buy or influence the buying decision on the applicable Collaboration Product in the applicable country in the Co-Promotion Territory, and (ii) whose success at such activities is a significant factor in the ongoing employment of the individual, and shall exclude an employee of either Party or an Affiliate engaged in telemarketing, professional education, and similar indirect activities in support of direct selling.


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     1.47 "SALES TARGETS" means the aggregate target of Gross Sales for a Party for a defined time period, as determined by the JCC pursuant to Section 5.3(a) below.

     1.48 "SCIOS NOVA KNOW-HOW" means Information which (i) Scios Nova discloses to Genentech under this Agreement and (ii) is within the Control of Scios Nova. Notwithstanding anything herein to the contrary, Scios Nova Know-how shall exclude Scios Nova Patents.

     1.49 "SCIOS NOVA PATENT" means the rights granted by any governmental authority under a Patent which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition or product-by-process useful in the Field, which Patent is owned or Controlled by Scios Nova, including its interest in any Patents owned jointly by the Parties as provided hereunder.

     1.50 "SCIOS NOVA PRODUCT" means (a) Auriculin-Registered Trademark-, initially, (b) Natrecor-Registered Trademark-, as and to the extent provided in
Section 2.7 below and (c) any Product researched or developed by or on behalf of Scios Nova. Scios Nova will be the Lead Party (unless otherwise provided) for all Collaboration Products that were initially Scios Nova Products.

     1.51 "SUBLICENSE REVENUES" means all revenues received from Third Parties as consideration for sublicensing of the manufacture, distribution, use or sale of Collaboration Products in the Co-Promotion Territory.

     1.52 "THIRD PARTY" means any entity other than Scios Nova or Genentech.

     1.53 "THIRD PARTY ROYALTIES" means royalties payable to a Third Party in connection with Products.

                                   ARTICLE 2.
                             SCOPE OF COLLABORATION

     2.1  INITIAL PRODUCTS.     Each of the Parties has carried on research and
development with respect to natriuretic peptides that are Products, and the Parties have established this collaboration to develop such Products in the Field. The Parties will focus their initial efforts on the development of Auriculin in the Field. With respect to Products other than Auriculin, each Party developing such other Products (a "developing Party") wishes to grant to the other Party (a "non-developing Party") the right to elect to bring into the collaboration any Product of the developing Party, subject to the terms and conditions of this Agreement. Subject to such terms and conditions, each Party has the right to continue, at its own expense and discretion, its research and development programs with respect to natriuretic peptides.

     2.2 AURICULIN NDA NOT FILED BY DECEMBER 31, 1997. If, by December 31, 1997, Scios Nova has not filed an NDA for Auriculin for the treatment of acute renal failure or if within sixty (60) days of such filing the FDA has not accepted for review an NDA which was filed by December 31, 1997, Genentech may, in its sole discretion, elect one of the following options:


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          (i)    Genentech may elect to extend to [          ] the period of
time in which Scios Nova may file for purposes of Section 2.4 below, an NDA for Auriculin for the treatment of acute renal failure;

          (ii) Genentech may elect to cause Scios Nova to bring into the collaboration for the Field any other Scios Nova Product, or to bring into the collaboration for the Field any Genentech Product, and such Products(s) shall thereafter be a "Collaboration Product" for purposes of this Agreement; or

          (iii)  Genentech may elect to terminate this Agreement as provided in
Section 15.2(b).

Such election must be made by Genentech within sixty (60) days of the later of
(A) December 31, 1997 if Scios Nova has not filed an NDA for Auriculin by such date or (B) the date upon which Scios Nova notifies Genentech that the FDA has not accepted for review an NDA filed by December 31, 1997. If no election is made prior to the end of such election period, this Agreement shall terminate automatically pursuant to Section 15.2(b). In addition, Genentech's right to include Scios Nova Products hereunder shall terminate in its entirety on
[                  ].

     2.3 MUTUAL AGREEMENT TO TERMINATE AURICULIN DEVELOPMENT. If the Parties mutually agree that the development of Auriculin in the Field should be discontinued prior to December 31, 1997, the Parties shall endeavor to select either a Scios Nova Product or a Genentech Product to be developed by Scios Nova as the first Collaboration Product. If, within sixty (60) days of such decision to discontinue development of Auriculin, the Parties are not able to agree on another product to develop, then Genentech shall have the rights under Section 2.2.

     2.4 AURICULIN NDA FILED BY DECEMBER 31, 1997. If, by December 31, 1997, Scios Nova has filed an NDA for Auriculin for the treatment of acute renal failure and the FDA has accepted such NDA for review within sixty (60) days of such filing, each Party shall thereafter have the right to require the other Party to contribute any or all of its Products, on a product-by-product basis, to the collaboration for use in the Field. Upon the exercise of such right by the non-developing Party as to a Product of a developing Party, such Product shall become a Collaboration Product for all purposes of this Agreement. Such right as to a Product may be exercised by providing written notice to the developing Party at any time after such FDA acceptance of an Auriculin NDA and prior to the Phase III Decision Date; PROVIDED, HOWEVER, that if Genentech has commenced Phase III trials of any Genentech Product in the Field prior to FDA acceptance of an NDA for Auriculin filed before December 31, 1997, Scios Nova shall have ninety (90) days from the date of such FDA acceptance within which to make the Product Election as to such first Genentech Product. In addition, each Party's right to include the other Party's Products hereunder shall terminate in
its entirety on [          ].


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     2.5  DEVELOPMENT COSTS.

          (a) Scios Nova shall bear all Development Costs for development of the first Collaboration Product for marketing in the Field in the Co-Promotion Territory through the date of Regulatory Approval of the first Collaboration Product in the United States, and the Parties shall share Development Costs incurred thereafter in the manner set forth in this Agreement. All Development Costs of any other Collaboration Product incurred pursuant to an approved Development Plan for such Collaboration Product shall be shared by the Parties in the Co-Promotion Territory in the manner set forth in this Agreement; PROVIDED, HOWEVER, that no payment from Genentech to Scios Nova shall be made until a Collaboration Product receives Regulatory Approval for sale in the United States. Subject to the foregoing, the Development Costs of the Product in the Co-Promotion Territory that were incurred after commencement of the IND-enabling toxicology studies for the Product through the date the Product is brought into the collaboration shall be charged to the collaboration as described on Exhibit A upon election to bring a Product into the collaboration; PROVIDED, HOWEVER, that if Genentech elects to bring in a Genentech Product pursuant to Section 2.2(ii), such Development Costs shall not be charged to the collaboration.

          (b) In no instance, however, shall either Party be obligated to fund development of more than one (1) Collaboration Product in the Co-Promotion Territory at any one time.

          (c) If Genentech elects to bring a Scios Nova Product into the collaboration pursuant to Section 2.2, Scios Nova may elect to continue to develop Auriculin in the Co-Promotion Territory at its own expense. Notwithstanding Section 2.4(a), Genentech shall in no event be required to bear, or reimburse Scios Nova for, any Development Costs incurred with respect to such development of Auriculin after the date of Genentech's election under
Section 2.2.

     2.6 INDEPENDENT PRODUCT. If a Party does not elect to include a Product pursuant to Section 2.2 or 2.4 prior to the Phase III Decision Date of that Product in the Field, the non-developing Party's right to include such Product as a Collaboration Product hereunder shall terminate and such Product shall be deemed an Independent Product herein. Thereafter, the developing Party may, in its sole discretion and at any time, continue or discontinue the development and commercialization of the Independent Product at its own expense. The developing Party shall have a worldwide, exclusive license (with right of sublicense), under the non-developing Party's Patents and Know-how and in the Field, to develop, make, have made, use, sell, offer for sale, have sold and import such Independent Product. In the event the developing Party commercializes an Independent Product, the developing Party shall pay the other Party a royalty on Royalty-Bearing Sales for such Independent Product under Section 7.5(c).


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     2.7  UNDERSTANDINGS RELATING TO NATRECOR.

          (a)    RIGHT TO COLLABORATE INSIDE THE FIELD.  Pursuant to
Section 2.2(ii), Genentech shall have the right to include Natrecor as a Collaboration Product in the Field; PROVIDED, HOWEVER, that such right shall not
be exercisable at any time after [                ] Genentech may exercise such
right by delivering written notice to Scios Nova. Upon such exercise, the Parties shall collaborate for the development and commercialization of Natrecor as provided herein; PROVIDED, HOWEVER, that the development of Natrecor in the Field shall not adversely affect the development and commercialization of Natrecor outside the Field so long as Scios Nova is developing Natrecor in any indication or the Parties agree to collaborate with respect to Natrecor in such other indications pursuant to Section 2.7(b). Subject to Section 2.5, at the time of Genentech's notice of its exercise of rights hereunder, the Development Costs for Natrecor shall be allocated and charged to the collaboration as provided in Exhibit A.

          (b) RIGHT OF FIRST NEGOTIATION OUTSIDE THE FIELD. If Scios Nova, in its sole discretion, elects to develop Natrecor for indications other than acute renal failure in collaboration with or under license to any Third Party, Scios Nova shall promptly notify Genentech in writing of its desire to do so and promptly thereafter provide to Genentech a summary of all data relating to Natrecor then held by Scios Nova. Genentech shall have thirty (30) days after receipt of such data within which to notify Scios Nova, in writing, of its desire to exercise its right of first negotiation with respect to Natrecor. If Genentech fails to notify Scios Nova within such period, its right of first negotiation under this Section 2.7(b) shall terminate, and Genentech shall have no interest in or right to Natrecor (except as provided in Section 2.7(a) above). If Genentech gives Scios Nova timely notice of its exercise of its right of first negotiation, the Parties shall negotiate exclusively and in good faith for a period of up to ninety (90) days from receipt of such data the terms for a collaboration on Natrecor outside of the Field. If the Parties fail to reach agreement during such a period, Scios Nova shall have the right to enter into a collaboration or license agreement with any Third Party and Genentech shall have no interest in or right to Natrecor outside of the Field.

          (c) COVENANT REGARDING DEVELOPMENT IN THE FIELD. During the term of this Agreement, Scios Nova shall not, without the prior written consent of Genentech, (i) conduct, cause any Third Party to conduct or knowingly permit any licensee of Scios Nova to conduct a human clinical trial within the Field with respect to Natrecor, (ii) publish any data from any human clinical trial which would promote Natrecor for use in the Field or otherwise promote Natrecor for use in the Field through publications, symposia, advertising or the like or
(iii) knowingly furnish Natrecor to any Third Party for such purposes. Scios Nova will include a covenant to such effect in any Third Party license of any of its rights to Natrecor.

     2.8  NON-NATRIURETIC PRODUCTS.

          (a)    Neither Party shall commercialize, directly or indirectly, any
Non-Natriuretic Product in the Field prior to [               ] without first
offering to the other Party the opportunity to negotiate a collaboration with respect to such Non-Natriuretic Product for use in the Field under this
Agreement.  If, by [                ], Scios Nova has filed an


                                       10.
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NDA for Auriculin for the treatment of acute renal failure and the FDA has accepted such NDA for review within sixty (60) days of such filing, the Parties
shall continue to be bound until [               ] to such obligation to first
offer the other Party an opportunity to negotiate a collaboration with respect to use in the Field of any Non-Natriuretic Product that has reached a Phase III
Decision Date by [                ].  If, by December 31, 1997, Scios Nova has
not filed such an NDA or if within sixty (60) days of such filing the FDA has not accepted for review an NDA which was filed by December 31, 1997, Scios Nova
shall continue to be bound until [                ] to such obligation to first
offer Genentech an opportunity to negotiate with Scios Nova a collaboration with respect to the use in the Field of any Scios Nova Non-Natriuretic Product that
has reached a Phase III Decision Date by [                 ].

          (b) The Party desiring to commercialize such a Non-Natriuretic Product shall notify the other Party in writing and provide the other Party with copies of all data relating to such Non-Natriuretic Product then held by the commercializing Party. The other Party shall have thirty (30) days after receipt of such data in which to give the commercializing Party written notice if the other Party desires to exercise its right of first negotiation with respect to such Non-Natriuretic Product. If the non-commercializing Party fails to notify the commercializing Party within such period, the right of first negotiation under this Section 2.8(b) with respect to such Non-Natriuretic Product shall terminate, and the non-commercializing Party shall have no interest in or right to such Non-Natriuretic Product. If the non-commercializing Party gives the commercializing Party timely notice of its exercise of its right of first negotiation, the Parties shall negotiate exclusively and in good faith for a period of up to ninety (90) days from receipt of such data the terms for a collaboration on such Non-Natriuretic Product inside the Field. If the Parties fail to reach agreement during such a period, the commercializing Party shall have the right to enter into a collaboration or license agreement with any Third Party or commercialize the Non-Natriuretic Product itself and the non-commercializing Party shall have no interest in or right to such Non-Natriuretic Product.

     2.9 NO LICENSE. Except as otherwise provided herein, Scios Nova shall not license, sublicense or otherwise transfer its rights in the Field under any Scios Nova Patents, Scios Nova Know-how, Genentech Patents or Genentech Know-how with respect to any Scios Nova Product, and Genentech shall not license, sublicense or otherwise transfer its rights in the Field under any Scios Nova Patents, Scios Nova Know-how, Genentech Patents or Genentech Know-how with respect to any Genentech Product in the Co-Promotion Territory, until such time as the other Party's rights to such Genentech Product or Scios Nova Product, as appropriate have terminated; PROVIDED, HOWEVER, that the developing Party shall have the right to license or sublicense such rights for the purposes of manufacturing a Product.

     2.10 INFORMATION. In order to keep each Party informed about the development of additional Products, each Party agrees to provide the other Party, for so long as the other Party has a prospective right under this
Article 2 with respect to that Product, with a semi-annual written report on the status, results and plans for development of each Genentech Product or Scios Nova Product, as appropriate. In addition, each Party shall present to the other Party, the results of its Phase II Clinical Trials with such additional Product. Each Party shall also provide the other from time to time with such information as the other Party may reasonably request to


                                       11.

evaluate any additional Product. If a Party is considering the exercise of any of its rights hereunder with respect to the other Party's Product, it may request from the other Party a good faith estimate of Development Costs incurred to date with respect to such Product, and the other Party shall provide such estimate within thirty (30) days of receipt of such request.

                                   ARTICLE 3.
                         MANAGEMENT OF THE COLLABORATION

     3.1  MANAGEMENT COMMITTEE.

          (a) Within thirty (30) days of the Effective Date, the Parties will establish a Management Committee to oversee and manage the collaboration in the Co-Promotion Territory contemplated by this Agreement. The Management Committee will be composed of two representatives appointed and replaced by Scios Nova and two representatives appointed and replaced by Genentech. Such representatives will be senior officers and/or managers of their respective companies who do not simultaneously sit on an Operating Committee. The Management Committee will meet at least once each calendar quarter, or more frequently, as agreed by the Management Committee, and will operate by consensus. If the Management Committee is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

          (b)    The Management Committee shall perform the following functions:

                 (i) determine the overall strategy for the collaboration in the manner contemplated by this Agreement;

                 (ii)   coordinate the activities of the Parties hereunder;

                 (iii) establish a governance structure for the collaboration including overseeing the establishment and organization of one or more Operating Committees, or other structures to implement this Agreement. The establishment of certain Operating Committees is provided for in Sections 3.2, 3.3 and 3.4 of this Agreement. Each Operating Committee contemplated by this Agreement shall be subordinate to the Management Committee. If any Operating Committee contemplated by this Agreement is not constituted or continued, any reference to such Committee in this Agreement shall be deemed to be a reference to the Management Committee or such other committees or structures to which the Management Committee may delegate responsibility;

                 (iv) settle disputes or disagreements that are unresolved by an Operating Committee unless otherwise indicated in this Agreement;

                 (v) approve any agreements with Third Parties to be made by either or both Parties regarding a Collaboration Product and which have a value
in excess of $[         ] or which involve the license of any rights related to
the development, manufacture or marketing


                                       12.

of a Collaboration Product in the Co-Promotion Territory (except as otherwise expressly provided in this Agreement);

                 (vi) review and approve each Development Plan, including each annual update, submitted to it pursuant to Section 4.2;

                 (vii) review and approve each Commercialization Plan, including each annual update, submitted to it pursuant to Section 5.2; and

                 (viii) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

     3.2  JOINT DEVELOPMENT COMMITTEE.

          (a) Within thirty (30) days of the Effective Date, the Parties will establish the Joint Development Committee to oversee and control development of Collaboration Products in the Co-Promotion Territory and in the Field. The JDC will be composed of two representatives appointed and replaced by each of Scios Nova and Genentech. Such representatives will include individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing or regulatory affairs. The JDC will meet at least once each calendar quarter, or more frequently, as agreed by the JDC. The JDC will operate by consensus. If the JDC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

          (b) The JDC shall coordinate, expedite and control the development of Collaboration Products to obtain Regulatory Approvals in the Co-Promotion Territory as set forth in Article 4. The JDC will develop and recommend to the Management Committee Development Plans (including annual development budgets), will determine which Collaboration Products (other than Auriculin) will be developed, will facilitate the flow of information with respect to development work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate regarding such worldwide development.

          (c) The JDC shall also be the forum for exchange of information on Scios Nova Products and Genentech Products that have not yet become Collaboration Products.

          (d) The JDC shall have no involvement in the development of Independent Products, which shall be solely the responsibility of the developing Party, or in the development of Collaboration Products in the Licensed Territory, which shall be the responsibility of Genentech, subject to the terms and conditions of this Agreement.

          (e) The JDC will cease operations and have no further function hereunder on the later of (i) the date on which the Parties are no longer developing any Collaboration Product in the Co-Promotion Territory or
(ii) [                     ].

     3.3  JOINT COMMERCIALIZATION COMMITTEE.


                                       13.

          (a) Within thirty (30) days after the availability of data from Scios Nova's Phase III trial for Auriculin currently in progress as of the Effective Date, the Parties will determine whether to establish the Joint Commercialization Committee. When established, the JCC shall be composed of two representatives appointed and replaced by each of Scios Nova and Genentech. The JCC will be an operational committee made up of individuals with expertise and responsibilities in the areas of product development and marketing, sales management or market research. The JCC will meet on a quarterly basis, except that from submission of an NDA for a Collaboration Product in the Co-Promotion Territory until the end of the second year of sales in the Co-Promotion Territory, the JCC shall meet every two (2) weeks to prepare for and oversee the launch of Collaboration Products. The JCC will operate by consensus. If the JCC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

          (b) The purposes of the JCC shall be to (i) monitor, review and direct the commercialization of Collaboration Products in the Co-Promotion Territory pursuant to the Commercialization Plan, including oversight of planning, annual budgeting, manufacturing, marketing, sales and distribution, and licensing of Collaboration Products, (ii) in conjunction with the JFC monitor and review budgets and actual expenses incurred in the manufacture, marketing, sale and distribution of Collaboration Products, (iii) select trademarks for Collaboration Products (other than Auriculin or Natrecor) and
(iv) facilitate cooperation regarding the worldwide commercialization and marketing activities of the Parties.

          (c) The JCC shall have no involvement in the commercialization of Independent Products, which shall be solely the responsibility of the marketing party, or in the commercialization of Collaboration Products in the Licensed Territory, which shall be the responsibility of Genentech, subject to the terms and conditions of this Agreement.

          (d) The JCC will cease operations and have no further function hereunder on the date on which the Parties are no longer sharing Operating Profits or Losses with respect to any Collaboration Product in the Co-Promotion Territory.

     3.4  JOINT FINANCE COMMITTEE.

          (a) Within thirty (30) days of the Effective Date, the Parties will establish the Joint Finance Committee to be composed of two representatives appointed and replaced by each of Scios Nova and Genentech. Such representatives will include individuals with expertise and responsibilities in the areas of accounting, cost allocation, budgeting and financial reporting.
The JFC will operate by consensus. If the JFC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

          (b) The JFC shall operate under the direction of the Management Committee to provide services to and consult with the JDC and the JCC in order to address the financial, budgetary and accounting issues which arise in connection with each Development Plan and annual update thereto prepared pursuant to Section 4.2 and each Commercialization Plan and


                                       14.

annual update thereto prepared pursuant to Section 5.2. The JFC's functions shall include the functions described in Exhibit A.

          (c) The JFC shall have no involvement in the development of Independent Products, which shall be solely the responsibility of the developing Party, or in the development of Collaboration Products in the Licensed Territory, which shall be the responsibility of Genentech, subject to the terms and conditions of this Agreement.

          (d) The JFC will cease operations and have no further function hereunder on the date on which the Parties are no longer sharing Operating Profits or Losses with respect to any Collaboration Product in the Co-Promotion Territory.

     3.5 COLLABORATION CHAIRPERSON. Within sixty (60) days of the Effective Date, Scios Nova shall designate a Collaboration Chairperson for Auriculin, subject to Genentech's consent, and thereafter the Lead Party shall designate a Collaboration Chairperson for its Collaboration Products within sixty (60) days after such Collaboration Product is contributed to the collaboration, as provided in Section 2.2 or 2.4. Such Collaboration Chairperson shall be a vice president, unless otherwise agreed, and shall serve as an ex-officio member of the Management Committee and each Operating Committee and shall be entitled to call and take minutes of meetings of each Committee.

                                   ARTICLE 4.
                    DEVELOPMENT IN THE CO-PROMOTION TERRITORY

     4.1 DEVELOPMENT EFFORTS. Scios Nova and Genentech each agree to collaborate diligently in the development of Collaboration Products in the Field and to use commercially reasonable and diligent efforts to develop and bring Collaboration Products to market in the Field as soon as practicable. The Parties further agree to execute and substantially perform the Development Plan and to cooperate with the other in carrying out the Development Plan. As used in this Agreement, the term commercially reasonable and diligent efforts will mean those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

     4.2  DEVELOPMENT PLAN.

          (a) The development of each Collaboration Product in the Co-Promotion Territory shall be governed by a comprehensive Development Plan. The Lead Party shall prepare the Development Plan, in consultation with the JFC as to financial, budgetary and accounting issues, and in accordance with its customary standard for a product of market significance comparable to that of the Collaboration Product in question, taking into consideration factors such as market conditions, regulatory factors, competition, and the costs and profits of the Product in question. Scios Nova has prepared, and Genentech has reviewed and approved, the Development Plan for Auriculin; the JDC or Management Committee may hereafter modify such Development Plan as provided in this Agreement. As to all other Collaboration Products, within ninety (90) days after selection for development by the JDC as provided in Section 3.2, the Lead Party shall


                                       15.

submit its proposed Development Plan to the JDC and the Management Committee for approval or modification. Thereafter, each Development Plan shall be updated annually by the Lead Party, in consultation with the JFC as to financial, budgetary and accounting issues, and submitted to the JDC and Management Committee for review, modification and approval not later than ninety (90) days prior to January 1 of a calendar year hereunder. Each Development Plan will be subject to JDC and Management Committee approval and neither Party may proceed with development of a Collaboration Product without such JDC and Management Committee approval. During the applicable calendar year, any Development Plan may be modified by the Lead Party, in consultation with the JFC with respect to financial, budgetary and accounting issues, PROVIDED, HOWEVER, that any modification shall be subject to the approval of the JDC and Management Committee.

          (b) Each Development Plan shall describe the proposed overall program of development for the Collaboration Product, including preclinical studies, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory plans and other key elements of obtaining Regulatory Approval in the Co-Promotion Territory. The Development Plan shall include a summary of estimated Development Costs of the program expected during the development process through obtaining Regulatory Approval for each proposed indication and a detailed and specific plan and budget for all development activities proposed for the following calendar year for the Collaboration Product.

          (c) The JDC shall determine whether the Phase II data are sufficient to enable the Parties to begin a Phase III Clinical Trial of a Collaboration Product in the Co-Promotion Territory. If the JDC determines the Phase II data are sufficient, it shall determine a budget for the Phase III Clinical Trials, in consultation with the JFC and subject to the approval of the Management Committee. Each Party shall have thirty (30) days from the date on which the Management Committee approves such Phase III budget in which to determine whether it intends to participate in developing the applicable Collaboration Product through such Phase III Clinical Trials. If a Party so elects to participate in Phase III Clinical Trials, it shall bear one-half of the Development Costs set forth in such Development Plan regardless of whether it later decides to terminate participation in such Phase III Clinical Trials (unless otherwise provided in Section 2.5). This Section 4.2(c) shall not apply to the development of Auriculin.

     4.3 DRUG APPROVAL APPLICATIONS. Consistent with the Development Plan, the Lead Party shall file Drug Approval Applications and seek Regulatory Approvals for Collaboration Products in the Co-Promotion Territory. Prior to submitting any Drug Approval Applications, the Parties, through the JDC, shall consult, cooperate in preparing and mutually agree on such Applications and their content
and scope.   The Lead Party shall own all regulatory submissions including all
Drug Approval Applications for Collaboration Products in the Co-Promotion Territory and the other Party shall have a permanent and irrevocable right of access and reference thereto, with appropriate notification of such right to the applicable regulatory authorities. The other Party shall have the right to make any other use of the Drug Approval Application that it would normally make had it been a joint owner. The Parties will endeavor to include on all package labels and inserts for Collaboration Products sold in the Co-Promotion Territory the

                                       16.

names and logos of Scios Nova and Genentech with equal prominence, to the extent permitted by the applicable regulatory authorities.

     4.4  TERMINATION AND CONTINUING OBLIGATION FOR FUNDING DEVELOPMENT COSTS.

          (a)    Except as provided in Section 4.5 below, effective upon thirty
(30) days notice, either Party may elect to terminate (or elect not to participate in) the development and commercialization of any Collaboration Product in the Co-Promotion Territory at any time before Regulatory Approval for sale therein and thereby terminate its responsibility for bearing further Development Costs, and any other responsibilities, for such Collaboration Product, as specified herein. In the event a Party gives a notice of termination under this Section 4.5, the terminating Party (i) shall remain responsible for its share of Development Costs for the Collaboration Product in the Co-Promotion Territory in the Field until either (A) the effective date of the termination or (B) if such effective date of termination occurs after the decision of the JDC to undertake a specific Phase III Clinical Trial, through completion of such Phase III Clinical Trials as determined in Section 4.2(c) above, and (ii) shall make its personnel and other resources available to the other Party as necessary to effect an orderly transition of development responsibilities, with the costs of such personnel and resources to be borne by the other Party after the effective date of the termination. If a Party elects not to continue paying Development Costs for a Product, monies previously paid for such Development Costs shall not be refunded.

          (b) As of the effective date of any such termination, the Collaboration Product that is the subject of the termination shall become an Independent Product, the terminating Party shall no longer have any right in the Co-Promotion Territory under the non-terminating Party's Patents and Know-how with respect to such Independent Product and the non-terminating Party shall have the exclusive right (with right of sublicense) in the Co-Promotion Territory under the terminating Party's Patents and Know-how and in the Field, to develop, make, have made, use, sell, offer for sale, have sold and import such Independent Product. In the event the non-terminating Party commercializes an Independent Product, the non-terminating Party shall pay the terminating Party a royalty on Royalty-Bearing Sales for such Independent Product under
Section 7.5(d) or (e).

          (c) Notwithstanding any decision of Scios Nova to opt out of development of Natrecor in the Field, Scios Nova shall have the right to continue to manufacture Natrecor so long as it continues to develop or commercialize Natrecor outside the Field and fulfills its commitment to supply Genentech with reasonable quantities of Natrecor for use in the Field as provided in Article 8.

     4.5  TERMINATION WITH RESPECT TO AURICULIN.

          (a) If, at any time prior to January 1, 1998, either (i) Scios Nova believes that the development of Auriculin should be discontinued and Genentech believes such development should be continued, and/or (ii) Scios Nova does not desire to develop Natrecor in the Field and Genentech desires to have Natrecor developed in the Field, the Parties shall attempt to resolve such dispute in accordance with Section 17.1. If the CEOs are unable to agree on whether to


                                       17.

discontinue such development after full discussion by the JDC and the Management Committee, either Party may invoke the special arbitration mechanism in this
Section 4.5 by providing written notice to the other Party.

          (b) Within fifteen (15) days after receipt of such notice, each Party shall select a nephrologist with expertise in acute renal failure and experience in drug development, which nephrologists shall select a third nephrologist with expertise in acute renal failure and experience in drug development within fifteen (15) days of their selection. The Parties shall have thirty (30) days in which to submit to such panel of nephrologists such data and information as each Party believes necessary for the panel to make the determinations described in (c) and (d) below. The panel shall, within thirty
(30) days after receipt of such information, hold a joint meeting with the Parties and render a decision in writing solely on the questions of whether there is sufficient data to support continued development of Auriculin and/or Natrecor.

          (c) If the panel decides that there is sufficient data suggesting that continued development of Auriculin as a product in the Field is warranted, Scios Nova shall continue such development in the Field in the Co-Promotion Territory, in accordance with the Development Plan to be reviewed by the JDC and reviewed and approved by the Management Committee, until the earlier of (i) the completion of the second Phase III Clinical Study of Auriculin in the Field in the United States, or (ii) December 31, 1997. Thereafter, pursuant to Section
4.4 above, Scios Nova will have the right to terminate development and commercialization of Auriculin in the Field and Genentech will have the right to independently develop and commercialize Auriculin in the Field as an Independent Product, subject to the royalty obligation for such Independent Product under
Section 7.5(d) or (e) and any other obligations regarding an Independent Product set forth herein.

          (d) If the panel decides that there is not sufficient data to continue development of Auriculin, but determines that there is sufficient data suggesting that Natrecor should be developed as a product in the Field, Scios Nova shall thereafter develop Natrecor in the Field in the Co-Promotion Territory, in accordance with a Development Plan to be reviewed by the JDC and reviewed and approved by the Management Committee until the earlier of (i) the completion of a Phase II Clinical Trial (for the purposes of this Section 4.5 only, a Phase II Clinical Trial shall mean such studies in humans of the efficacy and safety of a Product which is designed to generate sufficient data to commence Phase III Clinical Trials) or (ii) December 31, 1997. Thereafter, pursuant to Section 4.4 above, Scios Nova will have the right to terminate development and commercialization of Natrecor in the Field and Genentech will have the right to independently develop and commercialize Natrecor in the Field as an Independent Product, subject to the royalty obligation for such Independent Product under Section 7.5(d) or (e) and any other obligations regarding an Independent Product set forth therein.

          (e) If the panel decides that there is not sufficient data to develop either Auriculin or Natrecor in the Field, Scios Nova will have the right to terminate development and commercialization of Auriculin and Natrecor in the Field and Genentech will have the right to independently develop and commercialize Auriculin and Natrecor in the Field as an Independent Product, subject to the royalty obligation for such Independent Products.


                                       18.

          (f) The decisions of the panel shall be binding on the Parties and neither Party shall have the right to invoke Section 17.2 with respect to the issues decided by the panel. Costs of the panel shall be borne equally.

                                   ARTICLE 5.
                 COMMERCIALIZATION IN THE CO-PROMOTION TERRITORY

     5.1  COMMERCIALIZATION EFFORTS. Scios Nova and Genentech each agree to
(i) collaborate diligently in the commercialization of the Collaboration Products and (ii) use commercially reasonable and diligent efforts to commercialize the Products promptly and in such a manner as to maximize Operating Profits. The Parties shall be guided by a standard of []
                                                                         ]
striving to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Collaboration Products. In conducting commercialization activities under this Agreement, neither Party shall significantly prejudice the value of a Collaboration Product by reason of its activities outside of the Field, although neither Party shall be prohibited from exercising any election provided in this Agreement. In conducting commercialization activities under this Agreement, neither Party shall permit its own tax considerations to affect Operating Profits or Losses negatively, except to the extent such tax considerations are equally applicable to both Parties.

     5.2  COMMERCIALIZATION PLAN.

          (a) The commercialization of each Collaboration Product in the Co-Promotion Territory shall be governed by a comprehensive Commercialization Plan. The Lead Party or, in the case of the First Collaboration Product, Genentech, shall develop prior to launch and for the first two (2) years thereafter, in consultation with the JFC with respect to financial, budgetary and accounting issues, an initial Commercialization Plan in accordance with its customary standard for a product of market significance comparable to that of the Collaboration Product in question, taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of the Product in question. Each Party agrees to consult and work with the other Party to develop mutually agreed Commercialization Plans. The Lead Party or Genentech, as provided herein, shall submit the Commercialization Plan to the JCC for review and to the Management Committee for review and approval no later than six (6) months after the time of filing for Regulatory Approval in any country in the Co-Promotion Territory. Thereafter, each Commercialization Plan shall be updated annually by the Lead Party or Genentech, as provided herein, in consultation with the JFC with respect to financial, budgetary and accounting issues, and submitted to the JCC and the Management Committee for review and approval not later than ninety (90) days prior to January 1 of a calendar year hereunder. Each Commercialization Plan will be subject to JCC and Management Committee approval within thirty (30) days after such submission. Neither Party may proceed with the commercialization of a Collaboration Product without such JCC and Management Committee approval. During the applicable calendar year, any Commercialization Plan may be modified by the Lead Party or Genentech, as provided herein, in consultation with the JFC with respect to financial, budgetary and accounting issues,


                                       19.

PROVIDED, HOWEVER, that any modification shall be subject to the approval of the JCC and Management Committee.

          (b) Each Commercialization Plan as approved by the JCC and Management Committee shall describe the overall plan for commercializing the applicable Collaboration Product. Each such Commercialization Plan shall include (i) Marketing Activities, (ii) a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for the applicable Collaboration Product in all applicable countries, including the Third Parties to be utilized and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (iii) estimated launch date, market and sales forecasts, in units of product and local currency, and competitive analysis for the applicable Collaboration Product, and (iv) a detailed budget of the Marketing Costs and Sales Costs to be incurred prior to launch of the Collaboration Product in the Co-Promotion Territory. Prior to such launch of the applicable Collaboration Product, the Commercialization Plan shall be updated by the Lead Party or Genentech, as provided herein, in consultation with the JFC with respect to financial, budgetary and accounting issues, and approved by the JCC and Management Committee to include (A) updated market and sales forecasts in units of Collaboration Product and local currency (including monthly sales forecasts), (B) each Party's Sales Target under the Plan and (C) a detailed budget for the costs to be incurred in connection with performing such Plan.

     5.3  SALES EFFORTS IN THE CO-PROMOTION TERRITORY.

          (a) As part of the Commercialization Plan for the Co-Promotion Territory for each year, the JCC and Management Committee shall determine the targeted level of Gross Sales of the applicable Collaboration Product for the calendar year covered by such Plan and the targeted level of Gross Sales for each potential market or account (I.E.,group purchasing organizations, managed care organizations, tertiary care hospitals, primary care hospitals, etc.), taking into account the relative difficulty of selling into such market or account and the relative potential of each such market or account. The JCC and Management Committee shall also include in the Commercialization Plan each Party's Sales Target for such markets, based on each Party's agreed level of Sales Target as set forth in Section 5.3(b) below, and shall review and approve each Party's annual budget for Sales Costs. The Parties agree to allocate such markets and accounts in an unbiased manner based on objective, quantifiable information and market research data with the objectives of allocating to each Party markets and accounts from which each such Party will have the opportunity to attain its Sales Target and of maximizing Operating Profits. Notwithstanding the commercially reasonable and diligent efforts of the Parties to effect an objective allocation of individual accounts and markets between the Parties, the Parties recognize that it may be necessary from time to time for the JCC to reassign individual accounts in order to give each Party responsibility for a set of accounts or markets that in the aggregate represent the targeted market opportunity for each Party. The JCC shall review the allocation of accounts not more frequently than once per year and at the end of the year. All adjustments by the JCC in the allocation of accounts shall be made as quickly as practicable with a view to minimizing the dislocation of employees of a Party or their incentives, such as by making the


                                       20.

minimum number of adjustments and making adjustments with respect to accounts primarily when turnover occurs in the field representatives for such account.

          (b)    [            ] shall have the obligation to attain []
          ] of the total Sales Target for each Collaboration Product in the Co-Promotion Territory for each Plan year, PROVIDED, HOWEVER, in the first two (2) years of commercial sales of the first Collaboration Product Scios Nova will have the right to select an obligation for (i) [ ], (ii) []
     ] or (iii) [                        ] of the targeted level of Gross Sales
and Genentech will provide the remainder of the targeted level of Gross Sales in such years. Scios Nova shall notify Genentech no later than one (1) month after submission of an NDA for such Collaboration Product in the Co-Promotion Territory (provided that Genentech has submitted and the JCC has reviewed an initial Commercialization Plan no later than sixty (60) days before the NDA filing) of what level of the targeted level of Gross Sales Scios Nova intends to commit for the first two (2) years after launch.

          (c) After the first two years after the commercial introduction of a Collaboration Product, if either Party fails to achieve its Sales Target with respect to a Collaboration Product in a country in the Co-Promotion Territory, the Parties will meet to discuss the circumstances giving rise to the shortfall.
Thereafter, if a Party does not achieve at least [                        ] of
its Sales Target (as set forth in the applicable Commercialization Plan) in a given calendar year, there shall be no adjustment to such Party's share of Operating Profits or Losses for the first such occurrence. Thereafter, if a Party does not achieve at least [
            ] of its Sales Target in any calendar year, Operating Profits or
Losses for such year shall be allocated (i) [                         ] to the
performing Party and [                      ] to the under-performing Party if
the under-performing party achieves at least [                 ] of its Sales
Target in such year and (ii) [                  ] to the performing Party and
[                ] to the under-performing Party if the under-performing Party
achieves less than [                 ] of its Sales Target in such year.  Such
adjustment to Operating Profits or Losses shall be the performing Party's sole and exclusive remedy with respect to the under-performing Party's failure to achieve its Sales Target in such year so long as the under-performing Party's efforts have been made in good faith. If both Parties underperform in any year, there shall be no automatic adjustment and the Parties shall meet to discuss in good faith whether there should be an adjustment to the division of Operating Profits or Losses.

          (d) The Parties shall recover their Sales Costs in accordance with Exhibit A.

              The JCC, in consultation with the JFC, will determine appropriate mechanisms to optimize Operating Profits from sales of Collaboration Products in other countries in the Co-Promotion Territory in light of the Parties' respective resources at the time.

          (f) To the extent not prohibited under agreements with Third Party suppliers, each Party shall make available to the other Party information concerning its systems and methods for distribution, marketing and sales management. The Lead Party shall endeavor to adopt systems and methods which optimize the commercialization of each Collaboration Product and are convenient to the other Party. If the Lead Party elects to adopt all or part of a system


                                       21.

of the other Party, then the other Party shall provide (to the extent it is contractually able to do so) all software and information and reasonably assist the Lead Party to implement such system. If Scios Nova so adopts a system from Genentech, then Scios Nova shall have the right to use it in marketing any of its products outside of the collaboration.

     5.4 RIGHT TO ENGAGE THIRD PARTIES. If a Party determines that it needs promotion support to achieve its Sales Target under the applicable Commercialization Plan and the other Party does not provide it, then such Party may, at its cost and with the approval of the JCC and the Management Committee, contract for additional promotion support from a Third Party. Any other use of Third Parties such as the sublicensing of Third Parties with respect to Co-Promotion must be approved by the JCC and the Management Committee.

     5.5 SALES AND DISTRIBUTION. Unless otherwise agreed, the Lead Party shall have the sole responsibility with respect to the following (PROVIDED, HOWEVER, that Genentech shall have the sole responsibility with respect to the following in the first two (2) years after launch of the first Collaboration Product if
Scios Nova elects not to supply [                 ] of the targeted level of
Gross Sales in such years as provided in Section 5.3(b)):

          (a) Booking sales for and distributing the Collaboration Products for which it is acting as Lead Party. If the other Party receives any orders for such Products, it shall refer such to the Lead Party. The Parties agree that within the Co-Promotion Territory, no Collaboration Product will be bundled with any other pharmaceutical product marketed by a Party for the benefit of such other product.

          (b) Handling all returns of the Collaboration Products for which it is acting as Lead Party. If such a Product is returned to the other Party, it shall promptly be shipped to the facility responsible for shipment of such Product in the country in question to the attention of the Returned Goods Department or another location as may be designated by the Lead Party.

          (c) Handling all recalls of the Collaboration Products for which it is acting as Lead Party. The other Party will make available to the Lead Party, upon request, all of its pertinent records which the Lead Party may reasonably request to assist the Lead Party in effecting any recall.

          (d) Handling all aspects of order processing, invoicing and collection, Product distribution, inventory and receivables, and collection of data of sales to hospitals and other end users (E.G., DDD data).

     5.6 MARKETING AND PROMOTIONAL MATERIALS. All marketing and promotional materials related to Collaboration Products shall be prepared by the Lead Party, or Genentech, in the case of the first Collaboration Product, prior to launch and for the first two (2) years thereafter, subject to review and approval by the JCC. The Lead Party shall be entitled to select any Third Parties involved in the preparation of such materials, subject to JCC approval as part of determining the annual budget under the Commercialization Plan. With respect to written and visual promotional or educational materials, to the extent such materials identify or otherwise make reference to


                                       22.

either of the Parties, Scios Nova and Genentech shall both be presented and described with equal prominence and emphasis as having joined and participated in the development and joint commercialization of the applicable Collaboration Product, as permitted by the applicable laws and regulations of each country in which such materials are to be presented. All documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of Collaboration Products shall state this arrangement and display the names and logos of Scios Nova and Genentech with equal prominence.

     5.7 TRAINING PROGRAM. Genentech shall develop training programs relating to the Collaboration Products for the sales forces of each respective Party and for any Third Parties engaged in selling or promotion, and shall assign responsibility to itself, the other Party or a Third Party for the preparation of materials and conduct of training. The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. The initial training shall be carried out at a time which is mutually acceptable to the Parties, and which is prior to but reasonably near the date on which Regulatory Approval is expected. As additional members are added to the Parties' respective sales forces, training will be given to groups of the newly selected members.

                                   ARTICLE 6.
             DEVELOPMENT AND COMMERCIALIZATION IN LICENSED TERRITORY

     6.1 DEVELOPMENT EFFORTS. Genentech will use commercially reasonable and diligent efforts to select Collaboration Products for development and to develop each Collaboration Product, including pursuing preclinical development and clinical development of such Collaboration Product and obtaining Regulatory Approvals therefor in all countries in the Licensed Territory, taking into account the scientific and commercial potential of such Collaboration Products, including, without limitation, each of the potential indications in the Field for such Products.

     6.2 DEVELOPMENT MILESTONES FOR THE LICENSED TERRITORY. In any event, and unless the Parties otherwise agree in writing, all of Genentech's rights as to the Licensed Territory under this Agreement shall, at Scios Nova's option, be converted to a non-exclusive license if Genentech fails to file a Drug Approval Application for Auriculin with the Committee for Proprietary Medicinal Products ("CPMP"), (or if the CPMP is not operative at such time with the appropriate regulatory authorities in two Major European Countries), within one year of the filing of an NDA in the United States for Auriculin that the FDA has accepted, PROVIDED, HOWEVER, that if Genentech demonstrates that the CPMP or such regulatory authorities require a substantially different data package than that submitted with such NDA, the Parties will discuss in good faith an extension to such deadline, but in no event (other than force majeure event as provided in Section 18.4) shall such deadline be extended beyond the first anniversary of receipt of Regulatory Approval of Auriculin in the United States.

     6.3  DEVELOPMENT MILESTONES FOR JAPAN.  Prior to the [            ] of
receipt of the data from Scios Nova's current Phase III Clinical Trial, Genentech shall provide Scios Nova with written notice as to whether Genentech intends to develop and market Auriculin in Japan


                                       23.

and if so, also provide its proposed development and commercialization strategy for Auriculin in Japan. If Genentech notifies Scios Nova that it does not intend to develop and market Auriculin in Japan or fails to provide notice that it is proceeding, Genentech's rights under this Agreement will terminate as to Japan effective upon receipt of such notice. If Genentech notifies Scios Nova that it does intend to develop and market Auriculin in Japan, it shall use commercially reasonable and diligent efforts to execute substantially the development strategy and associated development plan for Auriculin in Japan, unless the applicable regulatory authorities require additional pre-clinical and clinical studies or the like. In addition, on or before January 1 of each year thereafter, Genentech shall provide to Scios Nova a status report and updated development plan for Auriculin in Japan. The Parties intend that the development plan will become more detailed as Genentech develops Auriculin in Japan. This Section 6.3 shall be in addition to the general diligence obligation set forth in Section 6.1 which shall not be affected hereby.

     6.4 MARKETING EFFORTS. Genentech will use commercially reasonable and diligent efforts to commercialize each Collaboration Product that receives Regulatory Approval in each country in which such approval is granted, taking into account the scientific and commercial potential for such Collaboration Product, including without limitation each of the potential indications therefor.

     6.5  MARKETING MILESTONES.

          (a) If Genentech fails to make its first commercial sale of a Collaboration Product in a particular country in the Licensed Territory within a
[            ] period after Genentech has received Regulatory Approval in that country, then, at Scios Nova's election, Genentech's rights under this Agreement with respect to such Collaboration Product shall become non-exclusive in that country. Such rights shall become nonexclusive immediately upon receipt of written notice from Scios Nova.

          (b)    If Genentech fails to make its first commercial sale of a
Collaboration Product in two Major European Countries within a [              ]
period after Genentech has received Regulatory Approval of such Collaboration Product in each such Major European Country, then, at Scios Nova's election, Genentech's rights under this Agreement with respect to such Collaboration Product shall become non-exclusive as to the Licensed Territory. Such rights shall become non-exclusive immediately upon receipt of written notice from Scios Nova.

          (c) In any event, and unless the Parties otherwise agree, Genentech's rights under this Agreement will become non-exclusive if Genentech fails to pay Scios Nova aggregate royalties under Section 7.5(a) as to Scios
Nova Products of at least [        ] for the Licensed Territory in any calendar
year after the fourth calendar year following the first commercial sale of a Collaboration Product in any Major European Country; PROVIDED, HOWEVER, that Net Sales in the United States of such Collaboration Product(s) equal or exceed []
    ] in such calendar year (net of Third Party royalty offsets provided in Sections 9.6 and 12.5). Such rights shall become non-exclusive immediately upon receipt of written notice from Scios Nova.


                                       24.

          (d) Genentech's obligations under this Section 6.5 shall be extended or abated to the extent that any failure to perform such marketing milestone is delayed or prevented primarily because of (i) any material failure of Scios Nova, its licensees or suppliers to perform hereunder, (ii) an action of Scios Nova, its licensees or suppliers which causes such failure, (iii) the revocation of the applicable Regulatory Approval outside of Genentech's control or (iv) a legal prohibition from marketing imposed by a competent authority in the applicable jurisdiction.

          (e) Effective upon the conversion of any of Genentech's rights to non-exclusive, Scios Nova and its sublicensees shall have a permanent and irrevocable right of access and reference to all regulatory submissions including all Drug Approval Applications and Regulatory Approvals for the Collaboration Product or Products and in such country or countries as to which Genentech's rights have become non-exclusive, and Genentech shall notify the applicable regulatory authorities no later than thirty (30) days thereafter. If such right of access and reference is not sufficient to permit Scios Nova or its sublicensees to file Drug Approval Applications and receive Regulatory Approval for the sale of the applicable Collaboration Product in the applicable country, Genentech shall, within sixty (60) days of receipt of notice from Scios Nova, provide Scios Nova with the complete data package that Genentech used in such regulatory submissions in order to allow Scios Nova or its sublicensees to file such Drug Approval Applications in its own name.

     6.6 DEVELOPMENT COSTS, MARKETING COSTS AND COST OF GOODS SOLD. Genentech shall bear all Development Costs and Marketing Costs related to the development and commercialization of the Collaboration Products in the Licensed Territory. Development Costs and Marketing Costs which are used in both the Licensed Territory and Co-Promotion Territory shall be allocated as described in Exhibit
A. Genentech will also have the obligations with respect to the manufacture and purchase of Collaboration Products, as provided in Article 8 below.

     6.7 COOPERATION ON DEVELOPMENT AND MARKETING EFFORTS. To facilitate cooperation between the Parties on the worldwide development and marketing of Collaboration Products, Genentech shall prepare and submit to the JDC or JCC, as appropriate, and the Management Committee for review and comment a status report of Genentech's development and commercialization plans and programs for each Collaboration Product. Such status report shall be submitted to the JDC and Management Committee (a) with respect to Auriculin, within ninety (90) days after the JDC and Management Committee determine to proceed with filing an NDA in the Co-Promotion Territory and (b) with respect to other Collaboration Products, within ninety (90) days after the JDC and Management Committee have selected a Collaboration Product for development as provided in Section 3.2. Thereafter, Genentech shall submit a revised and updated development and commercialization status report to the JDC or JCC, as appropriate, and the Management Committee at least semi-annually so long as such Collaboration Product remains under development or is being marketed in the Licensed Territory. Genentech shall consider in good faith any comments made by Scios Nova in connection with such reports, but shall not be required to incorporate such comments into the development and commercialization plan. Genentech will provide a written response with respect to any comments not incorporated in the revised development or commercialization plan. In addition, Genentech agrees to provide such


                                       25.

information regarding its development and marketing of Collaboration Products as Scios Nova may reasonably request.

                                   ARTICLE 7.
                    MILESTONES, PROFIT SHARING AND ROYALTIES

     7.1  MILESTONE PAYMENTS.

          (a) Genentech shall make the following payments to Scios Nova, within 30 days after the first achievement of each of the milestones by
Auriculin:

           MILESTONE                                                PAYMENT

NDA approval in the Field and in the United States                $30.0 million


Upon Royalty-Bearing Sales in the Licensed Territory             [           ]
  (excluding Japan) of [          ] in any 12
  month period

Upon Regulatory Approval in Japan                                [           ]

Once each such milestone has been paid, Genentech shall have no obligation to make the analogous milestone payment under Section 7.1(b).

          (b) If a Collaboration Product that is a Scios Nova Product other than Auriculin first meets any of the following milestones, then the remaining milestone payments under Section 7.1(a) shall no longer apply and Genentech shall make the following milestone payments to Scios Nova, within 30 days after the first achievement of each of the milestones by such other Scios Nova Product.

           MILESTONE                                                PAYMENT

NDA approval in the Field and in the United States               [           ]

Upon Royalty-Bearing Sales in the Licensed Territory             [           ]
  (excluding Japan) of [          ] in any 12
  month period

Upon Regulatory Approval in Japan                                [           ]


                                       26.

If each such milestone is subsequently met by Auriculin, then and only then, Genentech shall pay again the milestones set forth in this Section 7.1(b) within 30 days after the achievement of each of the milestones by Auriculin.

     7.2 SHARE OF OPERATING PROFITS OR LOSSES. Scios Nova and Genentech shall share in Operating Profits or Losses from sales of Collaboration Products in the Co-Promotion Territory as provided in Exhibit A.

     7.3 TERM OF OPERATING PROFITS OR LOSSES. The Parties shall share Operating Profits or Losses hereunder in the Co-Promotion Territory until the Parties mutually agree to terminate the collaboration in the Co-Promotion Territory or as provided in Section 7.4 below.

     7.4  SALE OR PURCHASE OF CO-PROMOTION RIGHTS.

          (a) Either Party may, by written notice by certified mail, return receipt requested, to the other Party (the "Auction Notice"), indicate a single price (the "Auction Price") at which such Party (the "Offering Party") would be willing to sell all of its rights hereunder with respect to the Collaboration Products in the Co-Promotion Territory (the "Sales Option") or purchase from the other Party all of the rights held by such other Party hereunder with respect to the Collaboration Products in the Co-Promotion Territory (the "Purchase Option"). This right will be exercisable at any time after the tenth anniversary of the first commercial sale in the Co-Promotion Territory of the first Collaboration Product or earlier, if (i) a single stockholder or group of affiliated stockholders who would be required to file a Schedule 13D under the Securities Act of 1934, as amended, acquires voting stock of Scios Nova so that its total holdings of such stock equal or exceed fifty percent (50%) of the then outstanding voting stock of Scios Nova, or (ii) a Third Party acquires all or substantially all of the assets of Scios Nova, in which case Genentech must exercise such right with ninety (90) days after the date on which such stockholder or group of stockholders passes the fifty percent (50%) threshold or the date of such acquisition. Scios Nova shall promptly notify Genentech of such event. The Auction Price may be in the form of (i) cash, (ii) a royalty on sales of the Collaboration Product(s) in the Co-Promotion Territory or (iii) some combination of the foregoing.

          (b) Within ninety (90) days of receipt of the Auction Notice, the Party receiving such notice (the "Receiving Party") shall notify the Offering Party in writing whether it elects to exercise the Sales Option or the Purchase Option; PROVIDED, HOWEVER, if the Receiving Party does not notify the Offering Party of its election within such period, the Receiving Party shall be deemed to have elected to the Sales Option and thereby to have sold its rights hereunder with respect to the Collaboration Products in the Co-Promotion Territory. If the Offering Party has not received a response from the Receiving Party within seventy (70) days after the Offering Party sends its initial notice hereunder, the Offering Party shall on the seventieth (70th) day after sending such initial notice, deliver a second notice by certified mail, return receipt requested.

          (c) On that date which is ninety (90) days after receipt of notification pursuant to Section 7.4(b),


                                       27.

                 (i) if the Sales Option was elected (or deemed to be elected) pursuant to Section 7.4(b), all rights held by the Offering Party hereunder with respect to the Collaboration Products in the Co-Promotion Territory shall terminate and the Receiving Party shall pay the Offering Party
[              ] of the Auction Price that is payable in cash on such date;

                 (ii) if the Purchase Option was elected pursuant to Section 7.4(b), all rights held by the Receiving Party hereunder with respect to the Collaboration Products in the Co-Promotion Territory shall terminate and the
Offering Party shall pay the Receiving Party [                ] of the Auction
Price that is payable in cash on such date;

                 (iii) the purchasing Party's rights under the selling Party's Patents and Know-how shall become exclusive (with right of sublicense) in the Field and in the Co-Promotion Territory and the selling Party's license under the purchasing Party's Patents and Know-how in the Field and in the Co-Promotion Territory shall terminate; and

                 (iv) the selling Party shall use commercially reasonable and diligent efforts to transfer to the purchasing Party any technology, materials, data and regulatory submissions so as to fully enable the purchasing Party to
develop and commercialize the Collaboration Products.  The remaining [      ]
of the Auction Price that is payable in cash shall be paid upon the earlier to occur of (A) thirty (30) days of the date thereafter on which the purchasing Party manufactures and sells any Collaboration Product in the Co- Promotion Territory or (B) the date on which such technology transfer is substantially complete.

     7.5  ROYALTIES.

          (a) Genentech shall pay Scios Nova a royalty on Royalty-Bearing Sales of Collaboration Products that were initially Scios Nova Products in the
Licensed Territory as follows: (i) the royalty rate shall be [               ]
of the first [          ] of Royalty-Bearing Sales in the Licensed Territory in
any calendar year, and (ii) the royalty rate shall be []
    ] of Royalty-Bearing Sales on amounts exceeding [          ] of Royalty-
Bearing Sales in the Licensed Territory in any calendar year.

          (b)    Genentech shall pay Scios Nova a royalty of [               ]
on Royalty-Bearing Sales in the Licensed Territory of Collaboration Products that were initially Genentech Products.

          (c)    If either Party commercializes an Independent Product pursuant
to Section 2.6, it shall pay the other Party a royalty of [               ] of
Royalty-Bearing Sales of such Product if the manufacture, use or sale of such Product is covered by such other Party's Patent in the country of manufacture or
sale, and [                ] of Royalty-Bearing Sales in such country, if not.

          (d) If either Party commercializes an Independent Product which has been converted from a Collaboration Product to an Independent Product pursuant to Section 4.5 hereof subsequent to the first Regulatory Approval for sale of a Collaboration Product, the


                                       28.

commercializing Party shall pay the terminating Party a royalty on Royalty-Bearing Sales of such Independent Product as follows:

               (i)    if such termination is effective prior to the Phase III
Decision Date, the royalty rate shall be [               ] of Royalty-Bearing
Sales; and

               (ii)   if such termination is effective on or after the Phase III
Decision Date, the royalty rate shall be [               ] of the first []
 ] of Royalty-Bearing Sales worldwide in any calendar year and []
] of Royalty-Bearing Sales on amounts exceeding [          ] of Royalty-Bearing
Sales worldwide in any calendar year; and

               (iii) notwithstanding Sections 7.5(d)(i) and (ii), if Scios Nova elects to terminate its participation with respect to any Genentech Product and such termination is effective prior to the Phase III Decision Date (A) the royalty rate in the Licensed Territory shall be []
            ] of Royalty-Bearing Sales if the manufacture, use or sale of such Independent Product is covered by a Scios Nova Patent in the country of
manufacture or sale or [                ]
of Royalty-Bearing Sales if the manufacture, use or sale of such Independent Product is not covered by a Scios Nova Patent in such country and if Scios Nova bore one-half of the Development Costs for such Product through Phase II Clinical Trials and (B) the royalty rate in the Co-Promotion Territory shall be that rate otherwise provided for in Section 7.5(d)(i) or 7.5(d)(ii).

          (e) If either Party commercializes an Independent Product which has been converted from a Collaboration Product to an Independent Product pursuant to Section 4.5 hereof prior to the first Regulatory Approval for sale of a Collaboration Product, the commercializing Party shall pay the terminating Party a royalty on Royalty-Bearing Sales of such Independent Product as follows:

               (i)    if such termination is effective prior to the Phase III
Decision Date, the royalty rate shall be [                             ] of
Royalty-Bearing Sales; and

               (ii)   if such termination is effective on or after the Phase III
Decision Date, the royalty rate shall be [               ] on the first []
 ] of Royalty-Bearing Sales worldwide in any calendar year and [              ]
on amounts exceeding [          ] of Royalty-Bearing Sales in any calendar year;
and

               (iii) notwithstanding Sections 7.5(e)(i) and (ii), if Scios Nova elects to terminate its participation with respect to any Genentech Product and such termination is effective prior to Phase III Decision Date (A) the royalty rate in the Licensed Territory shall be []
                       ] of Royalty-Bearing Sales if the manufacture, use or sale of such Independent Product is covered by a Scios Nova Patent in the country of manufacture or sale and []
                       ] of Royalty-Bearing Sales if the manufacture, use or sale of such Independent Product is not covered by a Scios Nova Patent in such country and if Scios Nova bore one-half of the Development Costs for such Product through Phase II Clinical Trials and (B) the royalty


                                       29.

rate in the Co-Promotion Territory shall be that rate otherwise provided for in
Section 7.5(e)(i) or 7.5(e)(ii).

     7.6 ROYALTY PAYMENT REPORTS. Royalty payments under this Agreement shall be made to the receiving Party or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due from the selling Party. Each royalty payment shall be accompanied by a report summarizing the Royalty-Bearing Sales during the relevant three-month period.

     7.7  TERM OF ROYALTY OBLIGATIONS.

          (a) Genentech shall pay royalties hereunder with respect to each Collaboration Product in each country until the later to occur of (i) the expiration of the last to expire of the Scios Nova Patents or Genentech Patents specifically covering the manufacture, use or sale of such Product in such
country, or (ii) [      ] years from the date of first commercial sale in such
country. In consideration of the assignment of trademark rights in the Licensed Territory, Genentech shall, in addition, thereafter pay a royalty of []
  ] of Royalty-Bearing Sales of Auriculin or Natrecor, as applicable, until the
date [         ] years from the date of the first commercial sale of Auriculin or Natrecor, as applicable, in such country.

          (b) The Parties shall pay royalties hereunder with respect to (x) each Independent Product which became an Independent Product pursuant to Section
2.6 above and (y) any Genentech Product which became a Collaboration Product pursuant to Section 2.2(ii) and which thereafter became an Independent Product pursuant to Section 4.4, in each country from the date of first commercial sale of any Collaboration Product until the first to occur of (i) the date on which neither Party is no longer selling any Collaboration Product hereunder or
(ii) the later to occur of (A) the expiration of the last to expire of the Scios Nova Patents or Genentech Patents specifically covering the manufacture, use or sale of such Product in such country or (B) ten (10) years from the date of first commercial sale of such Product in such country.

          (c) The Parties shall pay royalties hereunder with respect to each Independent Product which became an Independent Product pursuant to Section 4.4 above (other than any Genentech Product which became a Collaboration Product pursuant to Section 2.2(ii) and which thereafter became an Independent Product pursuant to Section 4.4), in each country from the date of first commercial sale of such Independent Product until the later to occur of (i) the expiration of the last to expire of the Scios Nova Patents or Genentech Patents specifically covering the manufacture, use or sale of such Product in such country or (ii) []
   ] years from the date of first commercial sale of such Product in such country.

          (d) Upon expiration of the royalty term for a Collaboration Product in a country as described above, the Party paying such royalties shall thereafter have a nonexclusive, paid-up license to make, use, sell, offer for sale, have sold and import that Collaboration Product in that country.


                                       30.

     7.8 TAXES. The Party receiving royalties shall pay any and all taxes levied on account of, or measured exclusively by, royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, the selling Party will (i) deduct those taxes from the remittable royalty,
(ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within sixty (60) days following that payment. The selling Party agrees to take all lawful and reasonable efforts to minimize such taxes to the other Party.

     7.9 BLOCKED CURRENCY. In each country where the local currency is blocked and cannot be removed from the country, at the election of the selling Party, royalties accrued in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party.

     7.10 FOREIGN EXCHANGE. For the purpose of computing Royalty-Bearing Sales for Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with such Party's customary and usual translation procedures consistently applied.

     7.11 PAYMENTS TO OR REPORTS BY AFFILIATES. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

     7.12 SALES BY SUBLICENSEES. In the event either Party grants licenses or sublicenses to others to make or sell Independent Products, or Genentech grants such rights with respect to sales of Collaboration Products in the Licensed Territory, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its Royalty-Bearing Sales of such Products on the same basis as if such sales were Royalty-Bearing Sales by the Party granting the license or sublicense, and such Party shall pay royalties to the Party receiving royalties under this Agreement as if the Royalty-Bearing Sales of the sublicensee were Royalty-Bearing Sales of the Party granting the license or sublicense.

     7.13 SPILLOVER SALES.

          (a) For the purposes of this Section 7.13, the term "Spillover Sales" means
[]



                                                                    ]

          (b) The Parties shall not be required hereunder to account for Spillover Sales unless and until (i) the first Collaboration Product has received Regulatory Approval for sale, (ii) a Product has received Regulatory Approval for sale in the same country and (iii) the Parties have established the existence for such Spillover Sales as provided in this Section 7.13.


                                       31.

          (c) At any time after a Product has received Regulatory Approval for sale in a country in which a Collaboration Product has received such Approval in the Field, a Party may invoke this Section 7.13 by providing the other Party written notice and by requesting an initial study of Spillover Sales at the requesting Party's expense, based on data obtained from IMS of America or equivalent ("IMS") in the United States (and other countries to the extent that IMS obtains data from such country). If such initial study discloses Spillover
Sales of greater than [              ] of Gross Sales of Collaboration Products
in that country, the requesting Party may proceed with an audit of Spillover Sales as provided in Section 7.13(d) below.

          (d)  If following the initial study under Section 7.13(c) IMS
concludes that Spillover Sales may exceed [         ] of Gross Sales of
Collaboration Products, then the requesting Party may invoke an audit of Spillover Sales by providing the other Party written notice and the results of the IMS analysis. The audit will be performed by a market research organization other than IMS that is selected by the JCC. If the JCC is unable to agree on a market research organization within thirty (30) days of such notice, then the selection shall be handled pursuant to Article 17 below.

          (e)  The requesting Party shall bear the costs of the audit, unless
the audit discloses Spillover Sales of greater than [             ] of Gross
Sales of Collaboration Products, in which case the Party enjoying the net benefit from the Spillover Sales shall bear the costs. If the audit shows
Spillover Sales of less than [             ], no further audit may be
conducted for the next two calendar years.

          (f) The audit shall be performed according to a methodology that meets the criteria set forth on Exhibit D. In this regard, the Parties agree to define an exact audit methodology meeting such criteria starting approximately six (6) months after receipt of Regulatory Approval for sale of any Collaboration Product. Such methodology shall include the selection of the firm to conduct the audit, or designation of not more than three acceptable firms.
If the Parties are unable to agree on such a methodology within twelve (12) months after receipt of such Regulatory Approval, each Party will appoint an expert and the experts will appoint a third expert. Each Party's expert will propose a methodology for the audit and the third expert will define the methodology to be used, which may or may not be the same methodology as proposed by either Party. In such event, each Party shall bear the fees and expenses of its own expert and the fees and expenses of the third expert shall be divided equally.
           (g)  If the audit discloses Spillover Sales of greater than
[           ] of Gross Sales of Collaboration Products, the Party selling
the Product shall (i) pay a royalty of [                  ] of the
Spillover Sales in the Co-Promotion Territory to the collaboration (which shall be included as Other Operating Income/Expense) and (ii) pay a royalty
of []     ] of the Spillover Sales in the Licensed Territory, all of which the recipient shall be entitled to retain; PROVIDED, HOWEVER, that to the extent that the Spillover Sales were made by third party licensee of a
Party, that Party's royalty obligation under this clause (ii) shall be limited to the lesser of the Party's actual royalty receipts in the Field
from its licensee(s) or [          ] of such licensee's Spillover Sales.

                                       32.

          (h) If a Party selling a Product believes that Spillover Sales would be a negative number (i.e., that sales of the Collaboration Product outside of the Field for approved indications of the Product exceed sales of the Product within the Field), then it may invoke the same procedure outlined above, subject to the same rules regarding allocation of expense, the ability to proceed with an audit of Spillover Sales, and a royalty payable by the collaboration to the Party harmed by the Spillover Sales.

                                   ARTICLE 8.
                             MANUFACTURE AND SUPPLY

     8.1 PROCESS DEVELOPMENT, MANUFACTURING APPROVALS. Scios Nova will use commercially reasonable and diligent efforts, at its own expense, to develop a process for the manufacture of Auriculin and to scale up that process to a scale sufficient to manufacture and supply the anticipated demand for Auriculin in the United States at the time of NDA approval and in Europe at the time of CPMP approval (or equivalent) in Europe and at the time of Regulatory Approval in Japan. The continued development of the process for the manufacture of Auriculin as well as the scale up of that process and all material issues incident to the development of the ability to produce Auriculin for commercial purposes in sufficient quantity and in a timely manner will be within the purview of the Joint Development Committee. The costs associated with the development and scale up of a process to manufacture Auriculin for sale in the Co-Promotion Territory will be a Development Cost. Scios Nova will use its commercially reasonable and diligent efforts to make necessary filings to
obtain, or to cause [                 ] (pursuant to a Supply Agreement, dated
March 21, 1994, between Scios Nova and [                             (the "["]
        ] Agreement")), [                           ] or any other Third Party
supplier of Auriculin to make necessary filings to obtain, at Scios Nova's expense, Regulatory Approval for its part of the manufacture for sale of Auriculin in the Co-Promotion Territory as part of the approval of an NDA for Auriculin in the United States and the equivalent in Canada and to either make
necessary filings to obtain, or cause [                 ], [           ] or any
other Third Party supplier of Auriculin to make necessary filings to obtain, Regulatory Approval for its part of the manufacture for sale of Auriculin in the countries in the Licensed Territory as part of the approval of Auriculin for use and sale in those countries. Scios Nova will provide, or will cause a Third Party supplier of Auriculin to provide, Genentech, at Genentech's expense, with all information that was used or intended to be used in regulatory submissions for Regulatory Approval for the sale of Auriculin and Scios Nova Products in the Licensed Territory or alternatively provide Genentech with right of reference to any filing with a Regulatory Authority which is necessary for approval. With respect to other Collaboration Products, the Lead Party (in the case of Scios Nova with respect to the Co-Promotion Territory and the Licensed Territory and in the case of Genentech with respect to the Co-Promotion Territory) shall have the same obligations and responsibilities described above with respect to each Collaboration Product for which it is a Lead Party.

     8.2  MANUFACTURE AND SUPPLY OF PRODUCTS.

          (a) Scios Nova will use commercially reasonable and diligent efforts, pursuant to a Supply Agreement to be entered into between the Parties prior to

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

the date of the first submission by Genentech of an application or registration for Regulatory Approval for such Product in the Licensed Territory to manufacture Scios Nova Products and to supply Genentech in a timely manner with such quantities of Scios Nova Products in bulk form as Genentech may reasonably order from time to time for sale of such Scios Nova Products in the Licensed Territory. In addition, Scios Nova will use commercially reasonable and diligent efforts, pursuant to a Supply Agreement to be entered into between the Parties prior to the date of the first submission of an application for Regulatory Approval of such Product in the Co-Promotion Territory, to manufacture or have manufactured Scios Nova Products in finished form for sale in the Co-Promotion Territory and to supply in timely manner to that Party responsible for distributing the Product in the Co-Promotion Territory.

          (b) Genentech will use commercially reasonable and diligent efforts, pursuant to a Supply Agreement to be entered into between the Parties prior to the date of the first submission by Genentech of an application for Regulatory Approval for such Product in the Co-Promotion Territory, to manufacture Genentech Products for the sale of such Genentech Products in the Co-Promotion Territory and to supply them in a timely manner to that Party responsible for distributing the Product in the Co-Promotion Territory.

     8.3  THIRD PARTY SUPPLY.

          (a) The Lead Party may contract with a Third Party for the manufacture and supply of all or any portion a Collaboration Product. In such event, the Lead Party shall notify the other Party in writing of its intention to contract with a Third Party for such supply.

          (b) During the sixty (60) day period following such notice from the Lead Party, the other Party shall have the right to decide to produce either itself and/or through a Third Party, that portion of the Collaboration Product for sale in the Licensed Territory that the Lead Party proposes to contract to a Third Party. If the other Party decides to produce such quantities of the Collaboration Product for sale in the Licensed Territory either itself and/or through a Third Party, it shall notify the Lead Party in writing of such during such sixty (60) day period.

          (c) In addition, during such sixty (60) day period, the other Party shall have the right to offer to produce itself that portion of the Collaboration Product for sale in the Co-Promotion Territory that the Lead Party proposes to contract to a Third Party. If the other Party decides to offer to produce that portion of the Collaboration Product for sale in the Co-Promotion Territory, it shall notify the Lead Party in writing of such during such sixty
(60) day period and shall include with such notice the terms of its offer to produce the Collaboration Product for sale in the Co-Promotion Territory, including price, quantity, quality, and capacity. The Lead Party shall accept such offer if it is competitive with the terms a Third Party would be willing to offer.

          (d) In the event that the other Party exercises its rights to manufacture in the Licensed Territory, or in the event that the Lead Party accepts the non-Lead Party to supply for the Co-Promotion Territory, the Lead Party shall promptly provide free of charge (except for any of the Lead Party's reasonable out-of-pocket expense which shall be reimbursed to it) to the other Party and/or the Third Party all process and manufacturing technology in its possession and


                                       34.

reasonably necessary to enable the other Party concurrently to manufacture the Collaboration Product (subject to the assumption by such other Party of any obligations with any Third Party licensor). The other Party shall thereafter have a royalty-free, non-exclusive license to make and have made the Collaboration Product pursuant to this Agreement for sale in the Licensed Territory or the Co-Promotion Territory, as appropriate. The Lead Party shall provide reasonable assistance (to be mutually agreed to) to the other Party in such transfer with the goal of assuring that the needs of the Parties for a supply a Collaboration Product for preclinical studies, clinical trials and commercial sales are met in the applicable Territory.

          (e)  If the other Party does not exercise its rights under this
Section 8.3, or the Parties cannot agree on the terms of supply in the Co-Promotion Territory, and the Lead Party contracts out the supply of such to a Third Party, the Lead Party shall nevertheless remain responsible to the other Party for an adequate supply of Collaboration Product (subject to the provisions to this Agreement) at a cost which is comparable to that of products similar to the Collaboration Product.

          (f)  This Section 8.3 shall not apply to the manufacture and supply of
Auriculin pursuant to agreements with [                 ] and []
            ] or to the manufacture and supply of Natrecor pursuant to agreements in effect as of the date on which Natrecor is included as a Collaboration Product hereunder, subject to Section 2.7(a) above.

     8.4  SPECIFICATIONS, COORDINATION WITH THIRD PARTY MANUFACTURERS OF
AURICULIN.

          (a) The Parties agree that the manufacture of Collaboration Products and the production of Collaboration Products as finished product must be in full compliance with all aspects of current cGMPS for bulk product and final vial production and shall be subject to a joint audit by Scios Nova and Genentech (whether together or through a designee) of bulk drug manufacture, final drug manufacture including aseptic filling operations and analytical testing and the data resulting therefrom. In addition, the manufacture of Collaboration Products for supply to Genentech for sale in the Licensed Territory must be in full compliance with requirements in the various countries in the Licensed Territory.

          (b) If Genentech reasonably believes that a Third Party manufacturer of Auriculin is or will be unable to meet the supply schedule for Auriculin, it may so notify Scios Nova and Scios Nova will use commercially reasonable and diligent efforts to cause the Third Party to address such inability to the reasonable satisfaction of Genentech. If Scios Nova is unable to rectify the inability of Third Party manufacturer, the Parties will discuss and implement a coordinated strategy to cause the Third Party manufacturer to address such inability and Genentech will be entitled to participate in discussions with such Third Party manufacturer.

     8.5 TRANSFER PRICE OF PRODUCTS. The Lead Party shall be entitled to charge the collaboration its Cost of Goods Sold, on a Product-by-Product basis, for Collaboration Products so supplied for sale in the Co-Promotion Territory. The transfer price for Scios Nova Products supplied to Genentech for sale in the
Licensed Territory will be the Cost of Goods Sold plus [                ].
Scios Nova will invoice Genentech for shipments of such Scios Nova Products to


                                       35.

the Licensed Territory on a shipment by shipment basis. Genentech shall pay each invoice within thirty (30) days of receipt of the invoice.

     8.6  MANUFACTURE OF COLLABORATION PRODUCTS FOR CLINICAL TRIALS.

          (a)  Scios Nova will supply in accordance with a mutually agreeable
supply schedule, reasonable quantities of Auriculin [          ] for clinical
trials in the Co-Promotion Territory.

          (b)  Scios Nova shall supply to Genentech, []
                                                     ], reasonable quantities of
Collaboration Products that were initially Scios Nova Products (including Auriculin) for preclinical studies and clinical trials in the Licensed Territory.

          (c) The Lead Party will supply, in accordance with a mutually agreeable supply schedule, reasonable quantities of Collaboration Products (other than Auriculin) for which it is Lead Party for preclinical studies and clinical trials in the Co-Promotion Territory and shall charge the collaboration the cost thereof as a Development Cost with respect to those quantities used in the Co-Promotion Territory as described in Exhibit A.

     8.7  SHORTAGE OF SUPPLY, INVENTORY.

          (a) In the event that the Lead Party is unable to manufacture sufficient quantities of Collaboration Products, the Parties shall negotiate in good faith an allocation between the Co-Promotion Territory and the Licensed Territory of the available Collaboration Product as well as that to be subsequently manufactured. If the Parties are unable to agree on such an allocation, then the Parties will allocate all available and future quantities of the Collaboration Product, after taking into account the inventories of the Collaboration Product in the countries in which the Parties are marketing, between the Co-Promotion Territory and the Licensed Territory based on
[                                              ] or, if the Collaboration
Product is not then being sold in both Territories, based on forecasted
supply schedules for the following [                 ] (reasonably
determined by the JCC with respect to the Co-Promotion Territory and by Genentech with respect to the Licensed Territory). The JCC and the JFC will decide on an appropriate level of inventory for each Collaboration Product in the Co-Promotion Territory prior to the launch of such Product.

          (b) With respect to Natrecor, the Parties shall first negotiate in good faith an allocation of supply inside the Field and outside the Field. If the Parties are unable to agree on such an allocation, the Parties will first allocate all available and future quantities of Natrecor, after taking into account the inventories of Natrecor in the countries in which the Parties are marketing, inside the Field and outside the Field based on the average numbers
of units invoiced [                   ] or if Natrecor is not then being sold
inside and outside the Field, based on forecasted supply schedules for the
following [                 ] (reasonably determined by the JCC with respect


                                       36.

to sales in the Field in the Co-Promotion Territory, Genentech with respect to sales in the Field in the Licensed Territory and Scios Nova with respect to worldwide sales outside the Field). Thereafter, the Parties shall allocate Natrecor between the Co-Promotion Territory and the Licensed Territory as provided in Section 8.7(a).

     8.8  INABILITY TO SUPPLY.

          (a) If the Lead Party is unable for any reason to supply all of the reasonably forecasted supply schedule for Collaboration Products for clinical trials or commercial use as required as by this Agreement or is unable to produce the commercial supply at a gross profit margin acceptable to the JCC as falling within industry norms for this type of product and such inability results in, or is reasonably likely to have, an adverse material impact on the ability to conduct clinical trials of the Collaboration Product or to sell a Collaboration Product as permitted hereunder or to have an adverse material impact on the ability of the other Party to exercise its rights or fulfill its obligations hereunder, the other Party shall provide notice of such adverse material impact or the likelihood of such adverse material impact to the Lead Party. The Parties will promptly thereafter meet to discuss the causes and potential solutions to such inability to supply cost effectively the Collaboration Product.

          (b) The Lead Party shall have one hundred twenty (120) days after the receipt of such notice from the other Party to cure such inability. If the Lead Party does not cure or substantially cure such inability during the one hundred twenty (120) day period or does not demonstrate to the other Party's satisfaction that it will be able to substantially cure such inability within the sixty (60) days next following the above one hundred twenty (120) day period, then in addition to any other right or remedy the other Party may have available, then (i) with respect to the Co-Promotion Territory, the JCC shall recommend to the Parties a proposed solution to the inability to supply, which may include the use of Third Party suppliers, or the grant to the other Party of a non-exclusive right to manufacture the applicable Collaboration Product and
(ii) with respect to the Licensed Territory, the other Party shall thereafter have, upon written notice to the Lead Party, the co-exclusive right and license to produce and supply Collaboration Product for clinical trials and commercial use in the Licensed Territory.

          (c) If the other Party receives the right to manufacture and supply a Collaboration Product hereunder, the Lead Party shall promptly provide to the other Party or its designee, all of the technology and materials in the Lead Party's possession and reasonably necessary to produce and supply the Collaboration Product. The exercise of the right granted in this Section 8.8 will not preclude the other Party from pursuing any right which it may have because of the Lead Party's inability to supply the requirements of a Collaboration Product for clinical trials and commercial sale.

     8.9 TERMINATION OF PARTICIPATION. If a Party elects to terminate its participation in the development and commercialization of a Collaboration Product pursuant to Section 4.5, and if such Party has the obligation to manufacture and supply that Collaboration Product, it shall immediately provide to the other Party if the other Party so requests all process and manufacturing technology, material and data and, provide access to regulatory filings sufficient


                                       37.

to enable the other Party concurrently to produce and supply the non-terminating Party's requirements of such Collaboration Product. Until the earlier of (i) the date the other Party is able to manufacture and supply its own requirements of Collaboration Products or (ii) two years, the obligation of the terminating Party to manufacture and supply such Collaboration Product shall remain in effect but the manufacturing Party shall be paid by the other Party the Cost of Goods Sold for supply of such Product. The transferring Party shall provide reasonable assistance to the other Party with respect to such transfer so as to permit the other Party to begin manufacturing and supplying its requirements as soon as possible to minimize any disruption in the continuity of supply. In addition, the transferring Party shall provide a right of reference and access to the other Party to all of the transferring Party's appropriate regulatory filings for the manufacture of the Collaboration Product. This Section 8.9 shall not apply to the manufacture and supply of Natrecor.

     8.10 TERM OF SUPPLY. Scios Nova's obligation to manufacture and supply Scios Nova Products in the Co-Promotion Territory and Genentech's obligation to manufacture and supply Genentech Products in the Co-Promotion Territory shall terminate on the earlier to occur of the exercise of the Purchase Option or Sales Option pursuant to Section 7.4 or the mutual agreement of the Parties to terminate their rights and obligations to Co-Promote. Scios Nova's obligation to manufacture and supply Scios Nova Products in the Licensed Territory shall terminate at such time as Genentech no longer is obligated to pay Scios Nova royalties in the Licensed Territory. At least twenty-four (24) months prior to such termination, the Party whose obligation to manufacture and supply a Collaboration Product is terminating shall provide to the other Party if the other Party so requests all process and manufacturing technology, materials and data and provide access to regulatory filings sufficient to enable the other Party to produce and supply the other Party's requirements of Collaboration Product and the other Party shall have a royalty-free, nonexclusive right, under the transferring Party's Patents and Know-how, to make and have made that Collaboration Product, subject to any royalty obligation to a Third Party. The transferring Party shall provide reasonable assistance to the other Party with respect to such transfer so as to permit the other Party to begin manufacturing and supplying its requirements as soon as possible to minimize any disruption in the continuing of supply. In addition, the party who is transferring the technology and materials shall provide a right of reference and access to the other Party to all of the transferring Party's appropriate regulatory filings for the manufacture of the Collaboration Product. Notwithstanding the foregoing, and except in the case of a transfer following exercise of the rights under Section 7.4, the providing party may continue to manufacture the Product for its own purposes.

                                   ARTICLE 9.
                                    LICENSES

     9.1 PATENT LICENSES TO GENENTECH WITHIN THE FIELD. Scios Nova grants to Genentech a worldwide license under the Scios Nova Patents and in the Field (a) to develop, use, sell, offer for sale, have sold and import Collaboration Products that were originally Scios Nova Products and to make and have made such Collaboration Products to the extent provided under this Agreement and (b) to develop, make, have made, use, sell, offer for sale, have sold and import Collaboration Products that were originally Genentech Products. Such license shall be


                                       38.

co-exclusive with Scios Nova in the Co-Promotion Territory and exclusive even as to Scios Nova in the Licensed Territory (except as provided in Section 6.5 above). Genentech covenants and agrees not to use the Scios Nova Patents outside of the Field.

     9.2 PATENT LICENSES TO SCIOS NOVA WITHIN THE FIELD. Genentech grants to Scios Nova a license under the Genentech Patents, in the Co-Promotion Territory and in the Field (a) to develop, make, have made, use, sell, offer for sale, have sold and import Collaboration Products that were originally Scios Nova Products and (b) to develop, use, sell, offer for sale, have sold and import Collaboration Products that were originally Genentech Products. Such license shall be co-exclusive with Genentech. Scios Nova covenants and agrees not to use the Genentech Patents outside of the Field.

     9.3 NONEXCLUSIVE KNOW-HOW LICENSE TO GENENTECH. Scios Nova grants Genentech a paid-up, non-exclusive, worldwide license to use Scios Nova Know-how in the Field solely for the purposes of developing, manufacturing, having manufactured, using, selling, offering for sale and importing Collaboration Products. Genentech covenants and agrees not to develop, make, have made, use, sell, offer for sale, have sold or import any product using the Scios Nova Know-how outside of the Field.

     9.4 NONEXCLUSIVE KNOW-HOW LICENSE TO SCIOS NOVA. Genentech grants Scios Nova a paid-up, non-exclusive, worldwide, license to use Genentech Know-how in the Field solely for the purposes of developing, manufacturing, having manufactured, using, selling, offering for sale and importing Collaboration Products in the Co-Promotion Territory. Scios Nova covenants and agrees not to develop, make, have made, use, sell, offer for sale, have sold or import any product using the Genentech Know-how outside of the Field.

     9.5 SUBLICENSING. Each Party may grant sublicenses under Sections 9.1, 9.2, 9.3 or 9.4 only (i) with the prior approval of the Management Committee upon recommendation of the JCC with respect to the Co-Promotion Territory or
(ii) with the prior written consent of Scios Nova with respect to the Licensed Territory. Unless otherwise agreed, each sublicensee in the Licensed Territory shall be subject to all of the obligations of Genentech hereunder applicable to that part of the Licensed Territory being licensed. Genentech shall provide Scios Nova with a copy of each proposed sublicense agreement, but Genentech may redact terms that are strictly financial.

     9.6 THIRD PARTY TECHNOLOGY. The licenses granted under Sections 9.1 through 9.4 include sublicenses of Third Party technology to the extent that such sublicenses can be granted. The Parties shall account for and include all Sublicense Revenues in the calculation of Operating Profits or Losses, as provided in Exhibit A. Any sublicense of Third Party technology hereunder shall be subject to the terms and conditions of the license under which such sublicense is granted. Each Party agrees to use commercially reasonable and diligent efforts to maintain such licenses of Third Party technology. In addition, each Party agrees to provide the other Party, promptly after receipt, with any notice of default that it may receive from a Third Party licensor and to permit the other Party to cure such default in its stead. Scios Nova further agrees to provide Genentech with thirty (30) days written notice if it desires to terminate the Queen's Agreement


                                       39.

and to assign such Agreement to Genentech upon request from Genentech (including the obligation to pay royalties thereunder. Regardless of when the agreement with the Third Party was executed, any royalties payable to Third Parties in connection with the manufacture, use, sale, offer for sale and importation of Collaboration Products in the Co-Promotion Territory shall be chargeable to the collaboration (including royalties payable by Scios Nova to (i) Queen's University, pursuant to an Agreement dated July 5, 1993 among Scios Nova, Queen's University and Parteq Research and Development Innovations (the "Queen's Agreement"), (ii) Merck & Co., Inc. pursuant to a Settlement Agreement dated October 26, 1987, between Scios Nova and Merck (the "Merck Agreement", and (iii) Biotechnology Research Partnership, Ltd. ("BRP"), pursuant to an Agreement of the Sale of Joint Venture Interest dated September 30, 1988, between Scios Nova and BRP); PROVIDED, HOWEVER, that in calculating such Third Party Royalties, amounts payable to BRP shall be reduced by 63% so as to be net of Scios Nova's economic interest in BRP as of the Effective Date. Any royalties payable to Third Parties under a license entered into by Scios Nova prior to the Effective Date that become payable in connection with the manufacture, use, sale, offer for sale or importation of Collaboration Products in the Licensed Territory shall be borne by Scios Nova. Any royalties payable to Third Parties under a license entered into by Genentech either before or after the Effective Date that become payable in connection with the manufacture, use, sale, offer for sale or importation of Collaboration Products in the Licensed Territory shall be borne by Genentech; PROVIDED, HOWEVER, that Genentech shall be entitled to deduct fifty percent (50%) of any such royalties required for Genentech to exercise its rights under the licenses granted by Sections 9.1 and 9.3 against royalties owing to Scios Nova under Section 7.6; in no event, however, shall the royalties payable under Section 7.6 be reduced by more than fifty percent (50%). No Party shall incur any royalty obligations to any Third Party that are specific to the Collaboration Products without the prior written consent of the other Party.

                                   ARTICLE 10.
                                   TRADEMARKS

     10.1 PRODUCT TRADEMARKS.

          (a) In the Co-Promotion Territory, Auriculin shall be sold under the Auriculin trademark, which shall be licensed to Genentech on a co-exclusive basis for use in the Field in the Co-Promotion Territory, for the purposes of marketing and commercializing Auriculin. If Scios Nova is developing Natrecor outside of this collaboration for use outside of the Field, Natrecor shall be sold by Scios Nova in the Co-Promotion Territory under the Natrecor trademark and by Genentech in the Co-Promotion Territory under a separate trademark chosen and owned by Genentech; PROVIDED, HOWEVER, that if the FDA requires the use of a single trademark for all indications of Natrecor, the Natrecor trademark shall be licensed to Genentech on a co-exclusive basis for use in the Field in the Co-Promotion Territory. If the Parties are collaborating with respect to Natrecor inside and outside of the Field, Natrecor shall be sold by both Parties in the Co-Promotion Territory under the Natrecor trademark, which shall be licensed to Genentech on a co-exclusive basis in the Co-Promotion Territory. The Auriculin and Natrecor trademarks shall be owned by Scios Nova in the Co-Promotion Territory. All other Collaboration Products shall be sold in the Co-Promotion Territory under trademarks selected by the JCC and owned jointly


                                       40.

by the Parties in the Co-Promotion Territory. Each Party hereby grants the other a fully-paid co-exclusive license to use its trademarks in the Co-Promotion Territory for the Co-Promotion activities provided for in this Agreement.

          (b) Auriculin shall be sold in the Licensed Territory under the Auriculin trademark, if available and commercially practical, which shall be owned by Genentech. If the Auriculin trademark is not available or commercially practical in a country in the Licensed Territory or in all of the Major European Countries, then Auriculin may be sold in that country or in the Licensed Territory under a different trademark chosen and owned by Genentech. If Scios Nova is developing Natrecor outside of this collaboration for use outside of the Field, Natrecor shall be sold by Genentech in the Licensed Territory under a separate trademark chosen and owned by Genentech; PROVIDED, HOWEVER, that if the CPMP requires the use of a single trademark for all indications of Natrecor, Genentech shall have the right to file for and maintain, in its own name, the Natrecor trademark in the Licensed Territory. If the Parties are collaborating with respect to Natrecor inside and outside of the Field, Natrecor shall be sold by Genentech in the Licensed Territory under the Natrecor trademark, which trademark Genentech shall have the right to file for and maintain, in its own name. Genentech will select all other trademarks, and own all trademarks, for the sale and use of Collaboration Products in the Licensed Territory and will bear all expenses thereof. If Genentech's rights hereunder revert to non-exclusive for a particular Collaboration Product, Genentech shall grant, and hereby does grant, a non-exclusive, sublicensable license to Scios Nova to use the trademarks for such Collaboration Product for the sale of such Collaboration Product in the Licensed Territory and in the Field.

     10.2 INFRINGEMENT OF TRADEMARKS. Each Party shall notify the JCC promptly upon learning of any actual, alleged or threatened infringement of a trademark applicable to a Collaboration Product (the "Trademark") in the Co-Promotion Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Co-Promotion Territory. Upon learning of such offenses from a Party regarding a jointly owned Trademark, or a Trademark owned solely by a Party because the JCC determined that joint ownership is not feasible, the JCC shall confer with the Parties regarding which Party and counsel should be assigned to defend the Trademark. The Party defending the Trademark shall take all reasonable and appropriate steps to protect, defend and maintain the Trademark for use by the Parties in connection with the Collaboration Product. Upon learning of such an offense from a Party regarding a Trademark owned solely by one of the Parties, and not provided for above in this Section, the JCC shall confer with the Parties regarding the defense of such Trademark. The decision whether and how to defend such a Trademark owned solely by one Party will rest with such Party.

     10.3 COSTS OF DEFENSE FOR JOINTLY OWNED TRADEMARK. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a jointly owned Trademark in the Co-Promotion Territory, or a Trademark owned solely by a Party because the JCC determined that joint ownership is not feasible in the Co-Promotion Territory, and any recovery shall be included in the Other Operating Income/Expense.


                                       41.

     10.4 COSTS OF DEFENSE FOR SOLELY OWNED TRADEMARKS. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a Trademark owned solely by one Party and not provided for in Section 10.3 shall be borne solely by such Party and any recovery shall be solely for such Party's account. If a Party fails to bring an action with respect to the Co-Promotion Territory within a period of sixty (60) days of notice to the other Party requesting action, the other Party will have the right to bring and control any such action by counsel of its own choice and its own expense. If one Party brings any such action, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to such action by the other Party shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any of the other Party. Any amounts remaining shall be allocated two-thirds to the Party bringing suit and one-third to the other Party. None of the costs, expenses and legal fees nor any damages or other monetary awards recovered shall be included in the determination of Operating Profits or Losses.

                                   ARTICLE 11.
                                 CONFIDENTIALITY

     11.1 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

          (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or.

          (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.


                                       42.

     11.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 11, Confidential Information to consultants and other Third Parties only for any purpose provided for in this Agreement. Nothing in this Article 11 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder.

     11.3 SURVIVAL. This Article 11 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

     11.4 TERMINATION OF PRIOR AGREEMENT. This Agreement supersedes the Confidentiality Agreement between the Parties dated January 14, 1994. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 11.

     11.5 PUBLICATIONS. Prior to the launch of any Collaboration Product in the Co-Promotion Territory, the JDC will determine the overall strategy for publication in support of such Collaboration Products in the Co-Promotion Territory. Except as required by law, each Party agrees that it shall not publish or present the results of studies carried out as part of the collaboration without the opportunity for prior review by the other Party. Each Party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field at least thirty (30) days prior to their intended submission for publication and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable.

                                   ARTICLE 12.
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

     12.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Scios Nova shall own all inventions made under this Agreement solely by it or its employees. Genentech shall own all inventions made under this Agreement solely by its employees. All inventions made under this Agreement jointly by employees of Scios Nova and Genentech will be owned jointly by Scios Nova and Genentech and each Party shall retain full ownership under any Patents resulting therefrom, with full ownership rights in any field and the right to sublicense without the consent of the other Party,


                                       43.

without accounting. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions giving force and effect to this Agreement.

     12.2 DISCLOSURE OF PATENTABLE INVENTIONS. In addition to the disclosures required under Article 14, each Party shall provide to the other any invention disclosure submitted in the normal course and disclosing an invention useful in the Field and relating to a Product. Such invention disclosures shall be provided to the other Party within ten (10) days after the Party commences preparation of a patent application based on such disclosure.

     12.3 PATENT FILINGS. Each Party, at its sole discretion and responsibility shall file, prosecute and maintain Patents to cover its own discoveries and inventions relating to any Product in the Field and use reasonable efforts to file initially all applications in the United States. The determination of the countries inside the Co-Promotion Territory in which to file shall be made by mutual agreement of the Parties. The determination of the countries in the Licensed Territory in which to file shall be made by Genentech, which shall have the right to direct and control all material actions relating to the prosecution or maintenance of patents in the Licensed Territory that are being presented by Scios Nova, including patent interferences, reexaminations, reissuances, oppositions and revocation proceedings. The JDC will determine which Party shall file, prosecute and maintain Patents to cover any joint discoveries and inventions relating to the Field and in which countries in the Co-Promotion Territory to make such filings. Genentech will file, prosecute and maintain Patents to cover any joint discoveries and inventions relating to the Field in such countries in the Licensed Territory as it may determine. The Party which is responsible for filing such a joint Patent will be termed the "filing Party." The filing Party shall keep the other Party apprised of the status of each Patent and shall seek the advice of the other Party with respect to Patent strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of the other party concerning the preparation, filing, prosecution, maintenance and defense thereof. The Parties shall cooperate reasonably in the prosecution of all Patents covering joint inventions and covering Collaboration Products and shall share all material information relating thereto promptly after receipt of such information. If the Parties are unable to agree as to who is the filing Party or as to any aspect of patent prosecution of a Patent covering a joint invention or a Collaboration Product, each Party shall be free to take whatever action it deems appropriate to protect the joint invention or Collaboration Product, including the filing of patent applications subject to prior notification of the other Party. If, during the term of this Agreement, the filing Party intends to allow any Patent covering a Collaboration Product to lapse or become abandoned without having first filed a substitute, the filing Party shall, whenever practicable, notify the other Party of such intention at least sixty (60) days prior to the date upon which such Patent shall lapse or become abandoned, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof. No Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of any Product. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.


                                       44.

     12.4 INITIAL FILINGS IF MADE OUTSIDE OF THE UNITED STATES. The Parties agree to use reasonable efforts to ensure that any Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

     12.5 PATENT COSTS.

          (a) Patent Costs arising in the Co-Promotion Territory after the Effective Date shall be chargeable to the collaboration as Other Operating Income/Expense.

          (b) Patent Costs arising in the Licensed Territory after the Effective Date shall be borne by Genentech, unless incurred without Genentech's prior approval; PROVIDED, HOWEVER, that Genentech shall be entitled to a credit against royalties otherwise payable under Section 7.5 equal to the aggregate amount of the Patent Costs arising in the Licensed Territory that it pays and relating to the filing and maintenance of Scios Nova Patents but excluding the costs of patent interference, reexamination, reissue, opposition and revocation proceedings. In no event, however, shall such offset reduce the royalties otherwise payable under Section 7.5 by more than fifty percent (50%) in any period. If any such Patent Costs are initially paid by Scios Nova, Genentech shall promptly reimburse Scios Nova for such Patent Costs upon delivery of invoices. []




                                        ]

     12.6 ENFORCEMENT RIGHTS.

          (a) NOTIFICATION OF INFRINGEMENT. If either Party learns of any infringement or threatened infringement by a Third Party of the Scios Patents or Genentech Patents, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

          (b) ENFORCEMENT IN THE CO-PROMOTION TERRITORY. The JCC and the Management Committee will determine the appropriate course of action to pursue with respect to infringement of any Scios Nova Patents or Genentech Patents specifically covering Collaboration Products being developed or marketed in the Field and in the Co-Promotion Territory. Costs of patent enforcement and related recoveries with respect to infringement in the Field and in the Co-Promotion Territory shall be charged to the collaboration as Other Operating Income/Expense. If the JCC and Management Committee are unable to decide on a joint action with respect to any infringement, each Party may proceed in such manner as the law permits and each Party shall bear its own expenses, with any recovery allocated pro rata to the extent of the Parties' costs and any excess allocated three-quarters (3/4) to the Party bringing suit and one-quarter (1/4) to the other Party.


                                       45.

          (c) ENFORCEMENT IN THE LICENSED TERRITORY. Genentech shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any of the Scios Nova Patents or Genentech Patents in the Field and in the Licensed Territory, by counsel of its own choice. Scios Nova shall have the right, at its own expense to be represented in any action by counsel of its own choice.
If Genentech fails to bring an action or proceeding within a period of sixty
(60) days of notice by Scios Nova to Genentech requesting action, Scios Nova will have the right to bring and control any such action or proceeding relating to a Scios Nova Patent by counsel of its own choice and Genentech will have the right to be represented in any such action by counsel of its own choice and at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this Section 12.6(c) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated three-quarters (3/4) to the Party bringing suit and one-quarter (1/4) to the other Party.

          (d) ENFORCEMENT WITH RESPECT TO INDEPENDENT PRODUCTS. The Party marketing an Independent Product shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of any of the Scios Nova Patents or Genentech Patents in the Field and covering the manufacture, use, sale, offer for sale and importation of an Independent Product being marketed by such marketing Party, by counsel of its own choice and at its own expense. The other Party shall have the right, at its own expense to be represented in any such action by counsel of its own choice. If the Lead Party fails to bring an action or proceeding within a period of sixty (60) days of notice from the other Party requesting action, the other Party will have the right to bring and control any such action or proceeding relating to that Party's Patents (but not the Patents of the Party marketing such Independent Product) by counsel of its own choice and the Party marketing the Independent Product will have the right to be represented in any such action by counsel of its own choice and at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. The Party bringing such action shall be entitled to retain any damages or other monetary awards recovered pursuant to this Section 12.6(d).

          (e) SETTLEMENT WITH A THIRD PARTY. The Party that controls the prosecution of a given claim with respect to a Product shall also have the right to control settlement of such claim; PROVIDED, HOWEVER, that if one Party controls, no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties, then the dispute will be resolved pursuant to Section 17.1. If the dispute is not resolved pursuant to Section 17.1, then the case may not be settled.

     12.7 INFRINGEMENT DEFENSE.


                                       46.

          (a) DEFENSE IN THE CO-PROMOTION TERRITORY. If a Third Party asserts that a patent or other right owned by it is infringed by any Collaboration Product in the Co-Promotion Territory, the Management Committee shall establish a plan for a common defense and select the Party responsible for managing such Plan. The costs of any such action incurred by one or both of the Parties at the direction of the Management Committee (including the costs of any judgment, award, decree or settlement) will be chargeable to the collaboration.

          (b) DEFENSE IN THE LICENSED TERRITORY. If a Third Party asserts that a patent or other right owned by it is infringed by any Collaboration Product in the Licensed Territory, Genentech will be solely responsible for defending against any such assertions at its cost and expense, but no settlement may be entered into without the written consent of Scios Nova if such settlement would materially and adversely affect Scios Nova interests. If Genentech is required to pay royalties to such Third Party as a result of such action, it will be entitled to deduct fifty percent (50%) of such royalties against royalties owing to Scios Nova under Section 7.5; PROVIDED, HOWEVER, that in no event shall the royalties payable under Section 7.5 be reduced by more than fifty percent (50%).


            DEFENSE WITH RESPECT TO INDEPENDENT PRODUCTS. If a Third Party asserts that a patent or other right owned by it is infringed by any Independent Product, the Party marketing such Independent Product will be solely responsible for defending against any such assertions at its cost and expense, but no settlement may be entered into without the written consent of the other Party if such settlement would materially and adversely affect its interests.

                                   ARTICLE 13.
                         REPRESENTATIONS AND WARRANTIES

     13.1 REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants as follows:

          (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms and such Party has the right to grant the licenses granted herein. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (b) Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective Patents and Know-how in the Field which would conflict with the rights granted to the other Party hereunder.

          (c) In addition, Scios Nova represents and warrants that it has given Genentech access to all clinical records which describe all adverse event reports related to Auriculin that have been filed with the FDA prior to the Effective Date.


                                       47.

          (d) To the best of its knowledge, as of the Effective Date Scios Nova is not in default of any material provision of the Merck Agreement, Queen's
University Agreement or Bachem Agreement.   Except as set forth in Section 9.6,
neither Party is obligated under any agreement as of the Effective Date to pay any Third Party royalties with respect to the Collaboration Products.

     13.2 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, PROVIDED, HOWEVER, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party represents and warrants that this Agreement is a legal and valid obligation and is enforceable in accordance with its terms.

                                   ARTICLE 14.
                             INFORMATION AND REPORTS

     14.1 INFORMATION. Genentech and Scios Nova will disclose and make available to each other all preclinical, clinical, regulatory, commercial and other information, including without limitation all information relevant to the joint promotion of Collaboration Products, known by Genentech or Scios Nova concerning Collaboration Products at any time during the term of this Agreement. Each Party will use commercially reasonable and diligent efforts to disclose to the other Party all significant information promptly after it is learned or its significance is appreciated. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of Collaboration Products for which it was responsible and of adverse drug event information for all Collaboration Products. At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party.

     14.2 COMPLAINTS. Each Party shall maintain a record of all complaints it receives with respect to any Collaboration Product. Each Party shall notify the other of any complaint received by it in sufficient detail and within five (5) business days after the event, and in any event in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country.

     14.3 ADVERSE DRUG EVENTS. The Parties recognize that the holder of a Drug Approval Application may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each Party agrees to:


                                       48.

          (a) provide to the other for initial and/or periodic submission to government agencies significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

          (b) in connection with investigational drugs, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious experience with the drug, or sooner if required for either Party to comply with regulatory requirements; and

          (c) in connection with marketed drugs, report to the other within five (5) business days of the initial receipt of a report of any adverse experience with the drug that is serious and unexpected or sooner if required for either Party to comply with regulatory requirements. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug. Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to contracting Party the information set forth in subparagraph (i), (ii), and (iii) above.

     14.4 RECORDS OF NET SALES AND COSTS. Each Party will maintain complete and accurate records which are relevant to costs, expenses, sales and payments under this Agreement and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for examination at the other Party's expense and not more often than once each year by an independent public accountant selected by the other Party for the sole purpose of verifying for the inspecting Party the correctness of calculations or such costs, expenses or payments made under this Agreement. In the absence of material discrepancies (in excess of 5% of Operating Profit or Loss, or royalties, as the case may be) resulting from such audit, the audit expense shall be paid by the Party requesting the audit. If material discrepancies do result, the audited Party shall bear the audit expense. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article 11. Results of any such audit shall be provided to both Parties, subject to Article 11.

     14.5 CONTRIBUTION OF INFORMATION. It is the intention of the Parties that each will bring to the collaboration such information in its possession that is useful to the development and commercialization of Collaboration Products.

     14.6 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit E and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, Scios Nova and Genentech will jointly discuss and agree, based on the principles of this Section 14.6, on any statement to the public regarding this Agreement or any aspect of this Agreement subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. The principles to be


                                       49.

observed by Scios Nova and Genentech in such public disclosures will be: accuracy, the requirements for confidentiality under Article 10, the advantage a competitor of Scios Nova or Genentech may gain from any public statements under this Section 14.6, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to Scios Nova and Genentech. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality and so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party.

                                   ARTICLE 15.
                              TERM AND TERMINATION

     15.1 TERM. This Agreement shall commence as of the Effective Date. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder shall apply. Unless sooner terminated as provided herein and except as provided in Section 15.4 below, (a) the remaining provisions of this Agreement relating to activities in the Co-Promotion Territory shall continue in effect until the date on which the Parties are no longer entitled to receive a share of Operating Profits or Losses on any Product and (b) the remaining provisions of this Agreement relating to activities in the Licensed Territory shall continue in effect until the date on which Genentech is no longer paying a royalty on Royalty-Bearing Sales in the Licensed Territory. Those provisions shall govern the term of the rights and obligations specifically covered thereby.

     15.2 TERMINATION BY GENENTECH.

          (a) Genentech shall have the right to terminate this Agreement for any reason, beginning on the date of availability of the data from Scios Nova's Phase III trial in progress as of the Effective Date and ending thirty (30) days thereafter. Such termination shall be effective immediately upon written notice to Scios Nova.

          (b) Genentech shall have the right to terminate this Agreement as provided in Section 2.2 above. Such termination shall be effective immediately upon written notice to Scios Nova. In addition, this Agreement will terminate automatically as provided in Section 2.2.

          (c) Upon any termination under this Section 15.2, the Parties shall have no further rights or obligations under this Agreement except as set forth in Sections 15.4 and 15.5.

     15.3 TERMINATION FOR BREACH. If either Party materially breaches this Agreement at any time, which breach is not cured within sixty (60) days of written notice thereof from the non-breaching Party (or if such breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such breach), the non-breaching Party shall have the right to terminate this Agreement. Upon such termination, the Parties shall have no further rights or obligations under this Agreement except as set forth in Section 15.5. The Parties


                                       50.

acknowledge and agree that failure to exercise any right or option with respect to any Product or to take any action expressly within the discretion of a Party shall not be deemed to be material breach hereunder.

     15.4 SURVIVING RIGHTS. Except as modified above in Sections 15.2 and 15.3, the obligations and rights of the Parties under Articles 1, 11, 12, 16, 17 and 18 and Section 14.4 of this Agreement will survive termination or expiration (in the case of Article 11 and Section 14.4 for the periods set forth therein).

     15.5 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement nor of any right or obligation under the Purchase Agreement.

                                   ARTICLE 16.
                                 INDEMNIFICATION

     16.1 INDEMNIFICATION FOR INDEPENDENT PRODUCTS AND COLLABORATION PRODUCTS IN THE LICENSED TERRITORY.

          (a) Genentech hereby agrees to save, defend and hold Scios Nova and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Collaboration Products sold or used in the Licensed Territory or Independent Products sold or used in any country in the world by Genentech, its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence of Scios Nova.

          (b)  In the event that Scios Nova is seeking indemnification under
Section 16.1(a), it shall inform Genentech of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Genentech to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Genentech) in the defense of the claim.

          (c) Scios Nova hereby agrees to save, defend and hold Genentech and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or such Independent Products sold or used in any country in the world by Scios Nova, its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence of Genentech.


                                       51.

          (d)  In the event Genentech is seeking indemnification under
Section 16.1(c), it shall inform Scios Nova of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Scios Nova to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Scios Nova) in the defense of the claim.

     16.2 INDEMNIFICATION FOR COLLABORATION PRODUCTS IN THE CO-PROMOTION TERRITORY. With respect to Collaboration Products:

          (a) Each Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Collaboration Products sold or used in the Co-Promotion Territory by the indemnifying Party, its Affiliates, agents or sublicensees, but only to the extent such losses result from the negligence or willful misconduct of the indemnifying Party or its employees and agents and do not also result from the negligence or willful misconduct of the Party seeking indemnification. Any other losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Collaboration Products in the Co-Promotion Territory shall be charged to the collaboration as an Other Operating Income/Expense at the time such claim is finally determined, whether by judgment, award, decree or settlement.

          (b) In the event that either Party receives notice of a claim with respect to a Collaboration Product in the Co-Promotion Territory, such Party shall inform the other Party as soon as reasonably practicable. The Parties shall confer how to respond to the claim and how to handle the claim in an efficient manner.

                                   ARTICLE 17.
                               DISPUTE RESOLUTION

     17.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 if and when a dispute arises under this Agreement.

     Unless otherwise specifically recited in this Agreement, disputes among members of each Operating Committee will be resolved as recited in this Article
17. Any disputes among members of Operating Committees formed hereunder relating to the collaboration shall be first referred to the Management Committee by either Party at any time after such dispute has arising and such Party believes that there has been sufficient discussion of the matter at the Operating Committee level. If the Management Committee is unable to resolve such a dispute within thirty (30) days of being requested by a Party to resolve an Operating Committee dispute, any Party may, by written notice to the other, have such dispute referred to their respective chief executive


                                       52.

officers, for attempted resolution by good faith negotiations within fourteen
(14) days after such notice is received. In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime after the 14 day period invoke the provisions of Section 17.2 hereinafter.

     17.2 ARBITRATION.

          (a) Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement but excluding any determination as to the validity of the Parties' Patents which shall be subject to Section 17.4 below, shall be settled by binding arbitration as provided in this Section 17.2.

          (b) If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party informing such other Party of such intention and the issues to be resolved. From the date of such request and until such time as any matter has been finally settled by arbitration, the running of the time periods contained in Section 15.4 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

          (c) The arbitration shall be conducted pursuant to the then current JAMS/ENDISPUTE rules, except as provided in this Section 17.2. The arbitration shall be conducted by a panel of three arbitrators ("the Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the parties by JAMS/ENDISPUTE.

          (d) If a Party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables in the JAMS/ENDISPUTE rules, the Panel may extend such time tables, but in no event shall the time tables being extended so that the proceeding extends more than 1 year from its beginning to the award.

          (e) The Parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and
(ii) confirm their intention that each Party will have the opportunity to conduct complete discovery with respect to all material issues involved in the dispute in accordance with the rules of the Federal Rules of Civil Procedure.

          (f) The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in the Palo Alto, California. The fees of the Panels and JAMS/ENDISPUTE shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.


                                       53.

          (g) The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages. The Parties shall be deemed to have waived any right to such punitive damages.

          (h) Except as set forth in Section 17.2(g), above, each Party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the Party losing the arbitration unless such Panel believes that neither Party is the clear loser, in which case the Panel shall divide its fees, costs and expenses according to its sole discretion.

          (i) The arbitration proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

     17.3 JURISDICTION. For the purposes of this Article 17, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

     17.4 DETERMINATION OF PATENTS. Any dispute relating to the determination of validity of a Party's Patents shall be submitted exclusively to the federal courts located in Santa Clara County, California, and the Parties hereby consent to the jurisdiction and venue of such court.

                                   ARTICLE 18.
                                  MISCELLANEOUS

     18.1 ASSIGNMENT.

          (a) Either Party may assign any of its rights under this Agreement in any country to any Affiliates and, with the prior written consent of the other Party, may delegate its obligations under this Agreement in any country to any Affiliates; PROVIDED, HOWEVER, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

          (b) Either Party may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder.


                                       54.

          (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     18.2 NON-SOLICITATION. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's employees, including those engaged in development, marketing and sale of any Collaboration Product, may have access to such Confidential Information of the other Party. The Parties therefore agree not to solicit or otherwise induce or attempt to induce for purposes of employment, any employees from the other Party involved in the development, marketing or sales of any Collaboration Product during the period in which any Party is developing or commercializing a Collaboration Product in the Co-Promotion Territory hereunder and for a period of two years thereafter.

     18.3 CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     18.4 RETAINED RIGHTS. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's technology.

     18.5 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; PROVIDED, HOWEVER, that in no event shall a Party be required to settle any labor dispute or disturbance.

     18.6 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     18.7 NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Scios Nova," "Genentech" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

     18.8 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a party as shall be specified


                                       55.

by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

     IF TO SCIOS NOVA,
     ADDRESSED TO:       SCIOS NOVA INC.
                         2450 Bayshore Parkway
                         Mountain View, CA  94043
                         Attention:     General Counsel
                         Telephone:     (415) 966-1550
                         Telecopy:      (415) 962-5816

     IF TO GENENTECH,
     ADDRESSED TO:       GENENTECH, INC.
                         460 Point San Bruno Boulevard
                         South San Francisco, CA  94080
                         Attention:     Corporate Secretary
                         Telephone:     (415) 225-1000
                         Telecopy:      (415) 952-9881


     18.9 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     18.10 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     18.11 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

     18.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                       56.

     18.13 ENTIRE AGREEMENT. This Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.


                                       57.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.


SCIOS NOVA INC.                         GENENTECH, INC.




By:/S/RICHARD L. CASEY                  By: /S/G. KIRK RAAB
   ----------------------------            ------------------------------------
Title:    CHAIRMAN                      Title:PRESIDENT and
      -----------------------------            CHIEF EXECUTIVE OFFICER
                                               --------------------------------


                                       58.

                            EXHIBIT A

FINANCIAL PLANNING, ACCOUNTING AND REPORTING
FOR THE SCIOS NOVA/GENENTECH COLLABORATION AGREEMENT

     This Exhibit A to the Collaboration Agreement (the "Agreement") dated as of December 31, 1994, between Scios Nova Inc. ("Scios Nova") and Genentech, Inc. ("Genentech") addresses the financial planning, accounting policies and procedures to be followed in determining Operating Profits or Losses and related sharing of revenue and expenses in the Co-Promotion Territory. Terms not defined in this Exhibit shall have the meanings set forth in the Agreement.

     This Exhibit sets forth the principles for reporting actual results and budgeted plans of the combined operations in the Co-Promotion Territory, the frequency of reporting, the use of a single functional currency for reporting, and the methods of determining payments to the parties and auditing of accounts.

     For purposes of this Exhibit only, the consolidated accounting of operations for the collaboration in the Co-
Promotion Territory shall be referred to as ScioGen. ScioGen is not a legal entity and has been defined for identification purposes only.


A.1. PRINCIPLES OF REPORTING

     The results of operations of ScioGen will be presented in the following format, with the categories as defined in Section A.4 below:

                                          SCIOS NOVA    GENENTECH       TOTAL
                                          ----------    ---------       -----
     Gross Sales
     less Sales Returns and Allowances
           = Net Sales
     less Cost of Sales
           = Gross Profit
     less Marketing Costs
     less Sales Costs
     less Development Costs
     less Other Operating Income/Expense
           = Contribution
     less Distribution Costs
     less Administration Costs
           = Operating Profit (Loss)


     It is the intention of the Parties that the interpretation of these definitions will be consistent with generally accepted accounting principles in the United States.

                                  1.

A.2. FREQUENCY OF REPORTING

     The fiscal year of ScioGen will be a calendar year.

     Reporting by each Party for ScioGen revenues and expenses will be performed as follows:


      REPORTING EVENT      FREQUENCY       TIMING OF SUBMISSION
      ---------------      ---------       --------------------
      Actuals              Quarterly       Q1-Q3:      +30 days
                                           Q4:         +45 days

      Forecasts            Quarterly       Mid Quarter
      (rest of year - by
      month)

      Budgets              Annually        October 15th
      (one year - by month)

      Long Range Plan      Annually        May 1st
      (current year plus
      5 years)


     Genentech will be responsible for the preparation of consolidated reporting, calculation of the profit/loss sharing and determination of the cash settlement. Genentech will provide the Joint Finance Committee within five working days of the submission date shown above, a statement showing the consolidated results and calculations of the profit/loss sharing and cash settlement required in a format agreed to by the Parties.

     Reports of actual results compared to budget will be made to the Operating Committees on a quarterly basis. After approval by the JFC as to amounts, the JFC will forward the report to the Management Committee for its approval. Line item variances from budgets judged to be significant by the JFC will only be included in calculation of Operating Profit and Loss when approved by the JCC and the Management Committee.

     On a monthly basis the Distributor will supply the other Party with Gross Sales in units, local currency and U.S. dollars by country of each month's sales according to the Distributor's sales reporting system, which shall be consistent with the definitions in Section A.4.

     The Distributor will provide the other party limited access to the appropriate areas within the Distributor's Gross
     Sales reporting system to aid in the other Party's sales effort.

     The Joint Finance Committee will meet as appropriate but at least quarterly to review and approve the following:

                                  2.

     -  Actual Results
     -  Forecasts
     -  Budgets
     -  Long Range Plan
     -  Inventory Levels
     -  Sales Returns and Allowances
     - Other financial matters, including each Party's methodologies for charging costs and allocating Sales
        Representatives to ScioGen for actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

A.3. BUDGET AND LONG RANGE PLAN

     Responsibility for the Budget and Long Range Plan will rest with the Joint Development Committee and Joint
     Commercialization Committee, who will develop budgets consistent with both the Development Plan and Commercialization Plan, in coordination with the Joint
     Finance Committee, subject to final approval by the Management Committee.

     Budgets will be prepared annually. In any country outside the United States in which Genentech and Scios Nova will co-promote the Product, budgeted figures for the country will be mutually and formally agreed upon and approved by local management of Scios Nova and Genentech before being transmitted to their respective headquarters. In addition, headcount chargeable to ScioGen will be agreed to locally.

     Budgets will be supplemented with detailed business plans for clinical trials, registration applications, and detailed plans for product introduction, sales efforts and promotion as determined by the Joint Development Committee and Joint Commercialization Committee. Budgets, once approved by the Management Committee (as stated in local currency), can only be changed with the approval of the Management Committee.

     A five-year Long Range Plan for ScioGen will be established on a yearly basis under the direction of the Management
     Committee and submitted to Scios Nova and Genentech by May
     1st.

A.4. DEFINITIONS

     A.4.1 "GROSS SALES" means the gross amount invoiced by either Party or their permitted sublicensees for sales of a Collaboration Product to Third Parties in the Co-Promotion
     Territory.

     A.4.2 "SALES RETURNS AND ALLOWANCES" means Gross Sales less Net Sales.

     A.4.3  "NET SALES" means Gross Sales less the sum of (a),
     (b) and (c) where (a) is a provision, determined under generally accepted accounting principles in the United States, for (i) trade, cash and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or

                                  3.

     allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold products or for retroactive price reductions (including Medicare and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Products (but only to the extent not separately included in Cost of Sales and excluding amounts reimbursed by Third Party customers), and (v) credits or allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties, (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred for
     (i), (ii), (iii), (iv) and (v), and (c) is the Combination Product Adjustment as defined in the Agreement, if any. Provisions allowed in (a) and adjustments made in (b) and
     (c) will be reviewed by the Joint Finance Committee.

     A.4.4  "COST OF SALES" means Cost of Goods Sold, Third
     Party Royalties to the extent allowable under Section 9.6 of the Agreement (i.e., any allocable intellectual property acquisition and licensing costs) and outbound freight on sales.

     A.4.5 "COST OF GOODS SOLD" means the fully burdened cost of the Collaboration Product in final therapeutic form. The fully burdened cost of the Collaboration Product will be determined in accordance with generally accepted accounting principles in the United States as applied by the Party performing or contracting for each stage of the manufacturing process and will include direct labor, material, product testing costs and Allocable Overhead.

     A.4.6 "MARKETING COSTS" means the costs, excluding Allocable Overhead, of marketing, promotion, advertising, professional education, product related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies and other similar activities directly related to the Collaboration Products and approved by the Joint Commercialization Committee. Such costs will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.) as well as outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). Marketing Costs shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data. Marketing Costs will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).

     A.4.7 "SALES COSTS" means costs, excluding Allocable Overhead, incurred consistent with the Commercialization Plan and the annual budget prepared pursuant to such Plan and specifically identifiable to the sales of Collaboration Products to all markets in the Co-Promotion Territory including the managed care market. Sales Costs shall include costs associated with Sales Representatives, including compensation, benefits and travel, supervision and training of the Sales Representatives, sales meetings, sales call reporting and other sales expenses. Sales Costs will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

     A.4.8  "DEVELOPMENT COSTS" means costs, including
     Allocable Overhead, required to obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a

                                  4.

     Collaboration Product in the Field in commercial quantities in the Co-Promotion Territory. Development Costs shall include but are not limited to the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Collaboration Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval of a Collaboration Product in the Field by a government organization in a country of the Co-Promotion Territory, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Collaboration Product in the Field in a country of the Co-Promotion Territory. In addition, Development Costs in the Co-Promotion Territory shall include the cost of post-launch clinical studies in support of a Collaboration Product in the Field in the Co-Promotion Territory. Development Costs in the Co-Promotion Territory shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program.


     A.4.9 OTHER OPERATING INCOME/EXPENSE means other operating income or expense from or to third parties which is not part of the primary business activity of ScioGen, but is considered and approved by the Joint Finance Committee as income or expense generated from ScioGen operations, and limited to the following:

       --     Inventory Write-Offs
       --     Patent Costs (as defined and to the extent
              permitted in the Agreement)
       --     Product liability insurance to the extent the
              Parties obtain a joint policy
       --     Indemnification costs (as defined in Article 16 of
              the Agreement)
       --     Sublicense Revenues
       --     Other (To be determined by JFC)

     A.4.10 "DISTRIBUTION COSTS" means the costs, including Allocable Overhead, specifically identifiable to the distribution of a Collaboration Product including customer services, collection of data of sales to hospitals and other end users (e.g. DDD sales data), order entry, billing, credit and collection and other activities described in
     Section 5.5 of the Agreement. For the purpose of this Agreement, only the Distributor will charge ScioGen for Distribution Costs and which will be a lump sum percentage
     of [   ] % of Net Sales.

     A.4.11 "ADMINISTRATION COSTS" means costs chargeable to ScioGen equal to [ ] % of the sum of each party's own
     Marketing Costs and Sales Costs (both only to the extent chargeable to ScioGen).

     A.4.12 "OPERATING PROFIT OR LOSS" means ScioGen's Net
     Sales less the following items:  Cost of Sales, Marketing
     Costs, Sales Costs, Development Costs, Other Operating
     Income/Expense, Distribution Costs and Administrative Costs, for a given period.

     A.4.13 "ALLOCABLE OVERHEAD" means costs incurred by a Party or for its account which are attributable to a Party's supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to departments), and its payroll, information systems, human


                                  5.

     relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

     A.4.14 "DISTRIBUTOR" means the Party performing the sales distribution function described in Section 5.5 of the Agreement.

A.5. FOREIGN EXCHANGE

     The functional currency for accounting for operating profit will be U.S. dollars.

     The statement of operations will be translated into U.S. dollars using the average exchange rate for the reporting period.

A.6. AUDITS AND INTERIM REVIEWS

     Either Party shall have the right to request that the other Party's independent accounting firm perform an audit or interim review of the other Party's books in order to express an opinion regarding said Party's compliance with generally accepted accounting principles. Such audits or review will be conducted at the expense of the requesting Party.

     Either Party shall have the right to request that its independent public accounting firm perform an audit of the other Party's books of accounts for the sole purpose of verifying compliance with the Agreement. Such audits will be conducted at the expense of the requesting Party; provided, however, that if the audit results in an adjustment of greater than 5% of Operating Losses or Profits in any period, the cost of the audit will be borne by the Party audited. Audit results will be shared with both Parties.

A.7. PAYMENTS BETWEEN THE PARTIES

     Balancing payments between the Parties will be approved by the Management Committee based on Operating Profit or Loss. Payments will be made quarterly based on actual results within 60 days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party.

A.8. ACCOUNTING FOR DEVELOPMENT COSTS, MARKETING COSTS AND SALES COSTS

     All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate cost definition stated in
     Section 4 of this Exhibit.

     Each party shall report Development Costs in a manner consistent with its Project Cost System. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing Costs, the Parties will report costs based on spending


                                  6.

     in Marketing departments. The Parties acknowledge that the methodologies used will be based on systems in place and consistent with Section 11 of this Exhibit.

     Sales Costs shall be chargeable to ScioGen only by the Party making the majority of the Gross Sales of Collaboration Products in a given year. The amount of such chargeable Sales Costs shall be equal to the product of (a) and (b) where (a) is the difference between the two Party's percentage of total Gross Sales (e.g. 70% - 30% = 40%), and
     (b) is the greater of ScioGen total budgeted or actual (including only approved variances from budget) Sales Costs for the year. For the purpose of determining actual and budgeted Sales Costs, the Parties, through the JCC and JFC, shall determine the number of Sales Representatives selling Collaboration Products during the period and develop a method consistent with Section 11 of this Exhibit to allocate Sales Costs to those Sales Representatives.

A.9. SHARING OF OPERATING PROFITS AND LOSSES

     The Parties agree to share the operating profit or loss resulting from the collaborative arrangement in the Co-Promotion Territory according to the following manner:
     Genentech shall be allocated fifty percent (50%) and Scios Nova shall be allocated fifty percent (50%) of the Operating Profit (Loss), except as otherwise specified in Sections 2.5 (as to Development Costs chargeable to ScioGen) and 5.3 of the Agreement.

A.10.   START OF OPERATIONS

     Operation of ScioGen will be deemed to have commenced on January 1, 1995. Costs incurred prior to January 1, 1995, are not chargeable to ScioGen.

A.11.   GUIDELINES FOR CHARGING COSTS

     The following guidelines shall be used in determining amounts chargeable to ScioGen. As per the Agreement, Development Costs incurred prior to the first Collaboration Product receiving approval in the United States will not be charged to ScioGen.

     11.1 If an expense is specifically and exclusively (i.e., for no other product) used for the development or commercialization of a Collaboration Product in the Field in the Co-Promotion Territory,
             then [   ] % of the expense will be charged to
             ScioGen.

     11.2 If an expense is specifically and exclusively (i.e., for no other product) used for the development (excluding costs described in Section
             A.11.4 below) or commercialization of a
             Collaboration Product in the Field in both the Co-Promotion Territory and the Licensed Territory, then the following shall apply:

        (a) If the portion of that expense used for the development or commercialization of a Collaboration
             Product in the Field in the Licensed Territory can be objectively


                                  7.

             determined through specific means
             (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to Genentech and the remaining portion will be charged to ScioGen.

        (b) If the portion of that expense used for the development or commercialization of a Collaboration Product in the Field in the Licensed Territory cannot be objectively determined through specific means, then only the [
                ] costs related to the Collaboration Product in
             the Field in the Licensed Territory will be charged to the Licensed Territory and the remaining portion will be charged to ScioGen.

     11.3 If an expense within the Co-Promotion Territory is not specifically and exclusively (i.e., for other products in addition to a Collaboration Product or for the Collaboration Product outside the Field as well as within the Field) used for the development or commercialization of a Collaboration Product in the Field in the Co-Promotion Territory, then the following shall apply:

        (a) If the portion of that expense used for the development or commercialization of a Collaboration Product in the Field in the Co-Promotion Territory can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to ScioGen.

        (b) If the portion of that expense used for the development or commercialization of a Collaboration Product in the Field in the Co-Promotion Territory cannot be objectively determined through specific means, then only the direct and incremental costs related to the Collaboration Product in the Field shall be charged to ScioGen.

     11.4 With respect to NDA-enabling preclinical and process development costs (e.g., costs of toxicology, pharmacokinetic, pharmacology, process and formulation development, and qualification lots) for Collaboration Products subsequent to the first approved Collaboration Product:

        (a) If at the time of the Phase III Decision Point there is a Phase III trial under way or completed for such Collaboration Product for an indication
             outside the Field, then [   ] of the NDA-enabling
             preclinical and process development costs previously incurred shall be charged to either the Co-Promotion Territory or Licensed Territory.

        (b)  Otherwise, [       ] of such costs will be
             chargeable to the Co-Promotion Territory and [
             ] of such costs will be charged to the Licensed
             Territory as Development Costs.


                                  8.

                           EXHIBIT B

                           AURICULIN-Registered Trademark-


"Auriculin" means any form or dosage for pharmaceutical use of a natriuretic peptide having the amino acid sequence:

[

        ]

including the pharmaceutically useful salts or amides thereof.











                                 1.

                            EXHIBIT C

                            NATRECOR


"Natrecor" means any form or dosage for pharmaceutical use of a natriuretic peptide having the amino acid sequence:

[
                                                              ]

including the pharmaceutically useful salts or amides thereof.







                                  1.

                            EXHIBIT D

                      SPILLOVER MEASUREMENT


DEFINITION

     Spillover Sales shall have the definition given it in
Section 7.13 of the Agreement.

OBJECTIVE

     To accurately and reliably estimate Spillover Sales, subject to limitations of practicality and expense. This estimate will provide the basis for the compensation of either party for any profits lost due to the Spillover Sales.

IDENTIFICATION OF SPECIFIC METHODOLOGY

     This Exhibit is intended to identify the essential criteria of a Spillover Sales audit, in the event such an audit is conducted pursuant to the Agreement. The parties have agreed that a specific methodology for such an audit will be agreed upon within the first year following Regulatory Approval of a Collaboration Product.

CHOICE OF MARKET RESEARCH ORGANIZATION

     An independent market research organization with extensive experience in the pharmaceutical industry will be contracted to help design and conduct the survey.

METHODOLOGY OUTLINE

An estimate of the Spillover Sales will be made based on a survey employing the following methodology:

     - Conduct a survey of physicians who regularly treat the relevant indications (Acute Renal Failure, Acute Congestive Hearth Failure, etc.) or hospital pharmacists, if deemed appropriate, and information equivalent to that described below can be retained.

     - The survey will be of sufficient size to reasonably estimate the prescriptions of all physician who regularly treat the relevant indications.

     - The survey will be a custom-designed study with sufficient validation of both respondents and non-respondents (if feasible) to assure an accurate sampling.

     - The survey interviews will be conducted in person by the market research organization and the hospitals will be compensated for their participation. The


                                  1.

          primary data source for respondents should be patient records of patients treated within the last 12 months.

     - Surveyed physicians or hospital pharmacists will be questioned as to the following:

          - Nature of their practice or patient characteristics
          - Types of patients treated and location of treatment
          - Number of patients treated for the relevant indications
          - Number of prescriptions made for treating the relevant indications
          - Number of prescriptions of each Collaboration Product, Scios Nova product and Genentech product used for treating each relevant indication

     * The methodology for the audit will include a detailed procedure for projecting the actual Spillover Sales from the sample obtained.







                                      2.

                                                       EXHIBIT E



SCIOS NOVA AND GENENTECH ENTER INTO AGREEMENT FOR DEVELOPMENT OF
ACUTE KIDNEY FAILURE TREATMENT

MOUNTAIN VIEW and SOUTH SAN FRANCISCO, CA -- January 3, 1995 -- Scios Nova Inc. (NASDAQ:SCIO) and Genentech, Inc. (NYSE:GNE) today announced that they have entered into a collaboration agreement for the development of Scios Nova's AURICULIN-Registered Trademark- anaritide for the treatment of acute renal (kidney) failure (ARF), which is currently in Phase III clinical trials.

"We are very pleased with this partnership for late stage clinical development and subsequent commercialization of a promising new therapy for patients with acute renal failure," said G. Kirk Raab, Genentech~s president and chief executive officer. "AURICULIN complements our own rich pipeline of new products, and we have many strengths, including expertise with natriuretic peptides, that when added to Scios Nova's will create a very powerful team that can move a new treatment for ARF to the market and capture a significant market share."

Under the terms of the agreement, Genentech and Scios Nova will collaborate in the development of AURICULIN for ARF in the United States and Canada. The two companies will co-promote AURICULIN for this indication in the United States and Canada, and equally share profits from its commercialization. Scios Nova granted Genentech exclusive marketing rights to all other markets outside North America and will receive a royalty on sales.

"Genentech has extensive experience in the clinical development, regulatory approval and marketing of acute-care products," said Richard L. Casey, Scios Nova chairman and chief executive officer. "In the rapidly changing healthcare environment, we believe that a partnership with Genentech will help ensure the successful launch of AURICULIN and accelerate the market penetration in North America. In addition, Genentech will provide the resources and expertise necessary for commercialization outside North America."

Genentech will make a $20 million equity investment in Scios Nova by purchasing a new class of nonvoting preferred stock convertible into approximately 2.1 million shares of common stock at a price equivalent to $9.50 per common share. Under the agreement, a resale registration statement for the common shares will be filed in the near future. In addition, Genentech has provided $30 million that Scios Nova may draw down as a loan at its discretion through 2002. Loan amounts will bear interest at prime. The loan is repayable in the form of cash or Scios Nova common stock (at the

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


Scios Nova/ Genentech
January 3, 1995
Page Two


prevailing market price) at Scios Nova~s option any time over the next eight years. Genentech will also pay Scios Nova $50 million in milestone payments upon achievement of key development events and commercial targets, including $30 million upon Food and Drug Administration (FDA) marketing approval of AURICULIN. The total of all investments and payments could reach more than $100 million, excluding royalties and profit sharing.

"The partnership with Genentech is consistent with Scios Nova's strategy to develop an acute-care marketing presence in North America and to form an alliance for commercialization outside North America," added Mr. Casey. "The agreement will ensure that Scios Nova has the financial resources to support the development and commercialization of products in our pipeline and will provide the flexibility to take advantage of other product opportunities in our acute-care focus area."

ARF is a life-threatening condition characterized by an acute, severe and sustained decrease in renal function. This condition, for which there is no available treatment, but for which patients normally undergo dialysis, is caused primarily by a temporary decrease in blood flow to the kidneys, such as during complicated surgery or after a traumatic injury. It is estimated that more than 160,000 people in the United States are afflicted with ARF each year. AURICULIN has been designated an orphan drug for ARF.


AURICULIN is Scios Nova's proprietary product for the treatment of ARF. Scios Nova is currently conducting a 500-patient Phase III clinical study to provide safety and efficacy data needed to support an application to the FDA for marketing approval in the United States. The Phase III study will also determine what portion of ARF patients may be eligible for treatment with AURICULIN if it receives marketing approval for the treatment of ARF. Scios Nova expects to complete enrollment in the study in February 1995.

Genentech, Inc. is a leading international biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol GNE.

Scios Nova is a biopharmaceutical company engaged in the discovery, development and commercialization of novel human therapeutics. Scios Nova focuses its research and development efforts on the

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


Scios Nova/Genentech
January 3, 1995
Page Three


treatment of acute illnesses, primarily in the areas of cardio-renal disease and inflammation. The Company is also collaborating with corporate partners in the development of basic fibroblast growth factor, insulinotropin and therapies for Alzheimer's disease.

# # #

Release No. 1-95
Contacts:
Scios Nova:         Kira Bacon     (415) 940-6629
Genentech:
Media Contacts:     Laura Leber    (415) 225-5759
                    Jim Weiss      (415) 225-2742
Investor Contact:   Lisa Brock     (415) 225-1034